                        SUBSCRIPTION AND TENDER AGREEMENT


                  SUBSCRIPTION AND TENDER AGREEMENT, dated as of March 24, 1999 (this "Agreement"), between Vestar/Calvary Holdings, Inc., a Delaware corporation (the "Company"), and the individual named on the signature page hereto (the "Stockholder").

                  WHEREAS, concurrently herewith, the Company, Vestar/Calvary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Acquisition"), and Sheridan Healthcare, Inc., a Delaware corporation ("Sheridan"), are entering into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") pursuant to which, among other things, Acquisition agrees (x) to make an offer (the "Offer") to purchase all of the outstanding shares of common stock, par value $.01 per share, and Class A Common Stock, par value $.01 per share, of Sheridan (collectively, the "Sheridan Common Stock") and (y) to merge (the "Merger") into Sheridan;

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement and make the Offer, the Company and Acquisition have required the Stockholder and certain other Management Investors referred to below to enter into this Agreement and the other Stockholder Documents referred to in the Merger Agreement;

                  WHEREAS, the Stockholder has agreed, among other things, to tender pursuant to the Offer and not withdraw all outstanding shares of Sheridan Common Stock owned by him as of the date hereof and all shares of Sheridan Common Stock, if any, acquired by him after the date hereof and prior to the expiration of the Offer (the "Tender Shares");


                  WHEREAS, on the terms and subject to the conditions hereof, the Stockholder desires to subscribe for and acquire from the Company, and the Company desires to issue and sell to the Stockholder, the number of shares of common stock, par value $.01 per share, of the Company ("Common Stock") set forth on Schedule I hereto, as hereinafter set forth;

         WHEREAS, this Agreement is one of several agreements being entered into by the Company on or after the date hereof with certain persons who are or will be key employees of the Company or one of its subsidiaries (collectively with the Stockholder, the "Management Investors");

                  NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:


1.       Subscription for and Purchase of Common Stock.

                  1.1. Purchase of Common Stock. Pursuant to the terms and subject to the conditions set forth in this Agreement, the Stockholder hereby subscribes for and agrees to purchase, and the Company hereby agrees to issue and sell to the Stockholder, on the Closing

Date (as defined in Section 1.3) the number of shares of Common Stock set forth on Schedule I hereto at a price per share and for the aggregate amount in cash (the "Purchase Price") set forth on Schedule I hereto.

                  1.2. Sales of Common Stock to Employees Only. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue, sell or deliver any shares of Common Stock to any person (i) who is not a full-time employee of, or consultant to, the Company or any of its subsidiaries on the Closing Date or (ii) who is a resident of a jurisdiction in which such issuance, sale or delivery to such person would constitute a violation of the securities or "blue sky" laws of such jurisdiction.

                  1.3. The Closing. The closing (the "Closing") of the purchase of Common Stock hereunder shall take place on the date (the "Closing Date") that Acquisition purchases shares of Sheridan Common Stock pursuant to the Offer and at such time as the Company shall direct on at least one business day's prior notice to the Stockholder. The Closing shall occur at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or at such other place as the parties may mutually agree. At the Closing, the Stockholder (or the Stockholder's representative) shall deliver to the Company the Purchase Price, payable by delivery of the amount set forth on Schedule I hereto, by delivery of a certified check or by wire transfer in immediately available funds.

                  1.4. Conditions to the Obligations of the Parties. (a) The obligations of the Company under this Section 1 shall be subject to the conditions that (i) the Stockholder shall have executed and delivered the Stockholders Agreement dated as of the date hereof among the Company and its stockholders party thereto in substantially the form attached hereto as Exhibit A (the "Stockholders Agreement"), (ii) the representations and warranties of the Stockholder in Section 2 of this Agreement shall be true and correct as of the Closing Date in all material respects and (iii) the Stockholder shall not have breached his obligations under Section 3 hereof.

                  (b) The obligations of the Stockholder under this Section 1 shall be subject to the conditions that (i) the Company shall have executed and delivered the Stockholders Agreement and (ii) the representations and warranties of the Company in Section 1.5 of this Agreement shall be true and correct as of the Closing Date in all material respects.

                  1.5. Representations and Warranties of the Company. The Company represents and warrants to the Stockholder as follows:

                  (a) the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement has been duly authorized by all necessary corporate and legal action by the Company, and no other corporate proceeding by the Company is necessary for the execution, delivery and performance by the Company of this Agreement or the Stockholders Agreement. This Agreement and the Stockholders Agreement have been duly executed and delivered by the Company and, assuming they are duly executed and delivered by the Stockholder, constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

                  (b) the Common Stock to be issued to the Stockholder pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt by the Company of the Purchase Price therefor, will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the Delaware General Corporation Law; and

                  (c) the execution, delivery and performance by the Company of this Agreement and the Stockholders Agreement will not (i) conflict with the certificate of incorporation or by-laws of the Company or any of its subsidiaries or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or (iii) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their assets may be bound or affected.

2.       Representations, Warranties and Covenants of the Stockholder.

                  2.1. Residence and Competency; Power; Enforceability; Noncontravention. The Stockholder is competent to and has sufficient capacity to execute and deliver this Agreement and the Stockholders Agreement and to perform his obligations hereunder and thereunder. This Agreement and the Stockholders Agreement have been duly executed and delivered by the Stockholder.

                  Assuming the due execution and delivery of this Agreement and the Stockholders Agreement by the Company, this Agreement and the Stockholders Agreement constitute valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms.

                  The execution, delivery and performance of this Agreement and the Stockholders Agreement by the Stockholder will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Stockholder or by which any of his assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound.

                  2.2. Investment Intention; No Resales. The Stockholder hereby represents and warrants that he is acquiring the Common Stock for investment solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock, or solicit any offers to purchase or otherwise acquire or pledge any shares of Common Stock, unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions hereof and of the Stockholders Agreement.

                  2.3. Common Stock Unregistered. The Stockholder acknowledges and represents that he has been advised by the Company that:

                  (a) the offer and sale of the Common Stock have not been and will not be registered under the Securities Act;

                  (b) the Common Stock must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the Common Stock unless the offer and sale of such Common Stock is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

                  (c) there is no established market for the Common Stock and it is not anticipated that there will be any public market for the Common Stock in the foreseeable future;

                  (d) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of the Company, and, except as set forth in the Stockholders Agreement, the Company has made no covenant to make such Rule available;

                  (e) when and if shares of Common Stock may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule;

                  (f) if the Rule 144 exemption is not available, public offer or sale of Common Stock without registration will require compliance with some other exemption under the Securities Act;

                  (g) if any shares of Common Stock are at any time disposed of in accordance with Rule 144, the Stockholder will deliver to the Company at or prior to the time of such disposition an executed Form 144 (if required by Rule
144) and such other documentation as the Company may reasonably require in connection with such sale;

                  (h) a restrictive legend in the form set forth in the Stockholders Agreement shall be placed on the certificates representing Common Stock; and

                  (i) a notation shall be made in the appropriate records of the Company indicating that the Common Stock is subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Common Stock.

                  2.4. Additional Investment Representations. The Stockholder represents and warrants that:

                  (a) the Stockholder's financial situation is such that he can afford to bear the economic risk of holding the Common Stock for an indefinite period of time, has adequate means for providing for his current needs and personal contingencies, and can afford to suffer a complete loss of his investment in the Common Stock;

                  (b) the Stockholder's knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of the investment in the Common Stock, as contemplated by this Agreement;

                  (c) the Stockholder understands that the Common Stock is a speculative investment which involves a high degree of risk of loss of his investment therein, there are substantial restrictions on the transferability of the Common Stock and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Stockholder to liquidate his investment in case of emergency, if at all;

                  (d) the terms of the Stockholders Agreement provide that in the event that the Stockholder ceases to be an employee of Sheridan, the Company, Sheridan, Vestar (as defined in the Stockholders Agreement) and their designated affiliates have the right to repurchase the Common Stock at a price which may, in certain circumstances, be less than the fair market value of such stock;

                  (e) the Stockholder understands and has taken cognizance of all the risk factors related to the purchase of Common Stock and, other than as set forth in this Agreement, no representations or warranties have been made to the Stockholder or his representatives concerning the Common Stock or the Company, its subsidiaries or their prospects or other matters;

                  (f) in making his decision to purchase the Common Stock hereby subscribed for, the Stockholder has relied upon independent investigations made by him and, to the extent believed by the Stockholder to be appropriate, his representatives, including his own professional, financial, tax and other advisors;

                  (g) the Stockholder has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its subsidiaries and the terms and conditions of the purchase of the Common Stock and to obtain any additional information, in each case as the Stockholder or his representatives deems necessary;

                  (h) all information which the Stockholder has provided to the Company and its representatives concerning the Stockholder and his financial position is complete and correct as of the date of this Agreement; and

                  (i) the Stockholder is an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act.

3.       Agreements Relating to Tender Shares.

                  3.1. Agreement to Tender. The Stockholder hereby agrees to validly tender pursuant to the Offer and not withdraw from the Offer all Tender Shares; provided that the Merger Agreement has not been terminated.

                  3.2. Voting of Tender Shares. The Stockholder hereby agrees, so long as the Stockholder is required to tender Tender Shares pursuant to
Section 3.1 hereof, to vote all Tender

Shares (a) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby and (b) against any action or agreement that would result in a breach of any representation, warranty, covenant or agreement of the Company contained in the Merger Agreement or would impede, interfere with, delay or prevent the consummation of the Merger or the purchase of shares of Sheridan Common Stock pursuant to the Offer. The Stockholder shall not, so long as the Stockholder is required to tender Tender Shares pursuant to
Section 3.1 hereof, purport to vote (or execute a written consent with respect to) Tender Shares other than in accordance with this Agreement or grant any proxy or power of attorney with respect to Tender Shares, deposit any Tender Shares into a voting trust, or enter into any agreement, arrangement or understanding with any person (other than this Agreement), directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of Tender Shares, or agree to do any of the foregoing.

                  3.3. Disposition of Tender Shares. The Stockholder shall not, so long as the Stockholder is required to tender Tender Shares pursuant to
Section 3.1 hereof, sell, transfer or otherwise dispose of, pledge or otherwise encumber, any Tender Shares after the date hereof (except to tender Tender Shares to Acquisition pursuant to the Offer), or agree to do any of the foregoing.

                  3.4. Stop Transfer Order. The Stockholder hereby agrees to cause Sheridan's transfer agent to be notified that there is a stop transfer order (except to tender Tender Shares to Acquisition pursuant to the Offer) with respect to all Tender Shares so long as the Stockholder is required to tender Tender Shares pursuant to Section 3.1 hereof.

4.       Options.

                  4.1. Adoption of Option Plan. Immediately following the Effective Time (as defined in the Merger Agreement), the Company shall duly adopt the Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan in substantially the form attached hereto as Exhibit B.

                  4.2. Grant of Performance Options. Immediately following the Effective Time, the Company and the Stockholder shall duly execute and deliver a Performance Option Agreement in substantially the form attached hereto as Exhibit C pursuant to which the Stockholder will be granted performance options to purchase the number of shares of Common Stock set forth opposite his name on
Schedule II hereto at an exercise price equal to the per share price paid by the Stockholder for Common Stock pursuant hereto. Following such due execution and delivery thereof, the Performance Option Agreement shall constitute a valid and binding obligation of each of the Company and the Stockholder, enforceable against each of the Company and the Stockholder in accordance with its terms.

                  4.3. Grant of Time Options. Immediately following the Effective Time, the Company and the Stockholder shall duly execute and deliver a Time Option Agreement in substantially the form attached hereto as Exhibit D pursuant to which the Stockholder will be granted time options to purchase the number of shares of Common Stock set forth opposite his name on Schedule II hereto at an exercise price equal to the per share price paid by the Stockholder for Common Stock pursuant hereto. Following such due execution and delivery thereof, the Time Option Agreement shall constitute a valid and binding obligation of each of the Company and the Stockholder, enforceable against each of the Company and the Stockholder in accordance with its terms.

5.       Miscellaneous.

                  5.1. Recapitalizations, Exchanges, Etc., Affecting Common Stock. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Common Stock, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution for Common Stock, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, amounts hereunder shall be appropriately adjusted, in good faith, by the Board of Directors of the Company.

                  5.2. Stockholder's Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any subsidiary of the Company to employ the Stockholder in any capacity whatsoever or to prohibit or restrict the Company (or any such subsidiary) from terminating the employment, if any, of the Stockholder at any time or for any reason whatsoever, with or without Cause (as defined in the Stockholders Agreement).

                  5.3. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No assignment of any of the rights or obligations of the Stockholder shall be permitted except as expressly contemplated hereby; any purported assignment in violation of this provision shall be null and void ab initio.

                  5.4. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

                  5.5. Governing Law. This Agreement shall be governed by and construed in all respects under the laws of the State of New York. Any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the State of New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

                  5.6. Notices. Any notices or communications permitted or required hereunder shall be deemed sufficiently given if hand-delivered, or sent by (x) registered or certified mail return receipt requested, (y) telecopy or other electronic transmission service (to the extent receipt is confirmed) or
(z) by overnight courier, in each case to the parties at their respective addresses and telecopy numbers set forth below, or to such other address of which any party may notify the other party in writing.

                  (a)  If to the Company, to it at the following address:

                           Vestar/Calvary Holdings, Inc.
                           c/o Vestar Capital Partners
                           245 Park Avenue
                           41st Floor
                           New York, NY 10167
                           Attention:  James L. Elrod, Jr.
                           Telecopy:  (212) 808-4922

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  Peter J. Gordon, Esq.
                           Telecopy:  (212) 455-2502

                  (b) If to the Stockholder, to him at his address or telecopy number as shown on the stock register of the Company.

                  5.7. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

                  5.8. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  5.9. Injunctive Relief. The Stockholder, on behalf of himself and his permitted transferees, and the Company, on its own behalf and on behalf of its successors and assigns, each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company or the Stockholder, as the case may be, shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it or he may be entitled at law or equity.

                  5.10. Rights to Negotiate. Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Common Stock from the Stockholder at any time upon such terms and conditions and at such price as may be mutually agreed upon between the Company and the Stockholder, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Stockholder the right to sell, shares of Common Stock pursuant to the terms of this Agreement or the Stockholders Agreement.

                  5.11. Rights Cumulative; Waiver. The rights and remedies of the Stockholder and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party's other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        VESTAR CALVARY HOLDINGS, INC.


                                        By:    /s/ James L. Elrod, Jr.
                                               ---------------------------------
                                        Name:  James L. Elrod, Jr.
                                        Title: President

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                        STOCKHOLDER:


                                        /s/ Lewis D. Gold
                                        Lewis D. Gold

                                  LEWIS D. GOLD

                                   SCHEDULE I


Number of Shares                 Purchase Price               Aggregate Purchase
of Common Stock                    Per Share                     Price Payable
---------------                    ---------                     -------------

135,135**              Per share price paid by Acquisition       $1,249,998.75
                       for Sheridan Common Stock
                       pursuant to the Offer


**       Assuming a purchase price per share of $9.25.

                                  LEWIS D. GOLD

                                   SCHEDULE II


Number of Shares Subject             Number of Shares Subject
to Time Options                      to Performance Options
---------------                      ----------------------

    216,666                                 108,334

                                                                 Exhibit (c) (2)
                                                                  EXECUTION COPY
================================================================================

                            STOCKHOLDERS AGREEMENT

                          dated as of March 24, 1999

                                    among

                        VESTAR/CALVARY HOLDINGS, INC.,

                          SHERIDAN HEALTHCARE, INC.,

                        VESTAR/CALVARY INVESTORS, LLC,

                             MITCHELL EISENBERG,

                                LEWIS D. GOLD,

                            MICHAEL F. SCHUNDLER,

                                JAY A. MARTUS

                                     and

                        THE OTHER MANAGEMENT INVESTORS

================================================================================

                                TABLE OF CONTENTS

                                                                          Page


SECTION 1.  DEFINITIONS.......................................................1
      1.1   Defined Terms.....................................................1
      1.2   Other Definitional Provisions; Interpretation....................10

SECTION 2.  VOTING AGREEMENTS................................................11
      2.1   Election of Directors............................................11
      2.2   Other Voting Matters.............................................12

SECTION 3.  TRANSFERS AND ISSUANCES..........................................12
      3.1   Transfers to be Made Only as Permitted or
            Required by this Agreement ......................................12
      3.2   Permitted Transfers..............................................13
      3.3   Effect of Void Transfers.........................................13
      3.4   Legend on Securities.............................................13
      3.5   Tag-Along Rights.................................................14
      3.6   Public Offerings, etc. ..........................................15
      3.7   Drag-Along Rights................................................16
      3.8   Rights of First Refusal..........................................16
      3.9   Participation Right..............................................18
      3.10  Partial Transfers Following a Qualified Public Offering..........19
      3.11  Partial Transfers to Cover Option-Related Tax Payments...........19
      3.12  Transfers to Other Management Investors.  .......................20
      3.13  Call Right.......................................................20
      3.14  Put Right........................................................22

SECTION 4.  REGISTRATION RIGHTS..............................................24
      4.1   Demand Registration..............................................24
      4.2   Incidental Registration..........................................25
      4.3   Registration Procedures..........................................27
      4.4   Underwritten Offerings...........................................30
      4.5   Preparation; Reasonable Investigation............................31
      4.6   Limitations, Conditions and Qualifications to Obligations
            under Registration Covenants.....................................31
      4.7   Expenses.........................................................32
      4.8   Indemnification..................................................33
      4.9   Participation in Underwritten Registrations......................34
      4.10  Rule 144.........................................................35
      4.11  Holdback Agreements..............................................35
      4.12  Mezzanine Securities.............................................35

SECTION 5.  MISCELLANEOUS....................................................36
      5.1   Additional Securities Subject to Agreement.......................36

      5.2   Termination......................................................36
      5.3   Injunctive Relief................................................36
      5.4   Other Stockholders' Agreements...................................36
      5.5   Amendments.......................................................36
      5.6   Successors, Assigns and Transferees..............................36
      5.7   Notices..........................................................36
      5.8   Integration......................................................37
      5.9   Severability.....................................................37
      5.10  Counterparts.....................................................37
      5.11  Governing Law....................................................38
      5.12  Jurisdiction.....................................................38
      5.13  Management Investors.............................................38
      5.14  83(b) Election...................................................38
      5.15  Management Investor Representative...............................38
      5.16  Covenant Not to Compete..........................................39
      5.17  Business Opportunities...........................................39
      5.18  Confidentiality..................................................40
      5.19  Effectiveness....................................................40

SCHEDULE 1 -   Initial Other Management Investors

            STOCKHOLDERS AGREEMENT, dated as of March 24, 1999 among Vestar/Calvary Holdings, Inc., a Delaware corporation (the "Company"), Sheridan Healthcare, Inc., a Delaware corporation ("Sheridan"), Vestar/Calvary Investors, LLC, a Delaware limited liability company ("Vestar"), Mitchell Eisenberg, Lewis
D. Gold, Michael F. Schundler and Jay A. Martus (collectively, the "Senior Management Investors") and the other persons listed on Schedule 1 hereto (collectively, together with the persons identified in the supplementary agreements referred to in Section 5.13 hereof, the "Other Management Investors"). The Senior Management Investors and the Other Management Investors are collectively referred to herein as the "Management Investors".

                             W I T N E S S E T H :

            WHEREAS, the Company, the Senior Management Investors and the Other Management Investors listed on Schedule 1 hereto have entered into subscription and tender agreements dated as of the date hereof (the "Subscription and Tender Agreements");

            WHEREAS, pursuant to the Subscription and Tender Agreements and on the terms and subject to the conditions set forth therein, the Senior Management Investors and the Other Management Investors listed on Schedule 1 hereto have agreed to purchase shares of common stock of the Company;

            WHEREAS, the Company, Sheridan, Vestar and the Management Investors desire to make certain arrangements among themselves with respect to matters set forth herein; and

            WHEREAS, it is a condition to the consummation of the closings under the Subscription and Tender Agreements that this Agreement (as defined below) shall have been duly authorized, executed and delivered by each of the parties hereto and be in full force and effect;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

            SECTION 1. DEFINITIONS

      1.1 Defined Terms. As used in this Agreement, terms defined in the headings and the recitals shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

            "Acquisition" means Vestar/Calvary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company.

            "Affiliate" means, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by or is under common control with, such Person, or (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above, or

(iii) any a spouse, parent, child, step-child, grandchild, step-grandchild or sibling of any Person specified in clause (i) or (ii) above.

            "Aggregate Investment" shall have the meaning ascribed to such term in the definition of "Lapse Date."

            "Agreement" means this Stockholders Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

            "Applicable Percentage" shall mean (i) for the period from the Closing Date through the day immediately preceding the first anniversary of the Closing Date, 0%, (ii) for the period from the first anniversary of the Closing Date through the date immediately preceding the second anniversary of the Closing Date, 25%, (iii) for the period from the second anniversary of the Closing Date through the day immediately preceding the third anniversary of the Closing Date, 50%, (iv) for the period from the third anniversary of the Closing Date through the day immediately preceding the fourth anniversary of the Closing Date, 75% and (v) on and after the fourth anniversary of the Closing Date, 100%.

            "Business Day" means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York City or Miami, Florida are authorized or required by law to close.

            "Call Notice" shall have the meaning ascribed to such term in
Section 3.13(a).

            "Cause" shall mean "cause" as defined in any employment agreement entered into by and between the Management Investor and the Company or any of its Subsidiaries which is in effect as of or after the Closing Date (as the same may be amended in accordance with the terms thereof) or, if not defined therein or if there shall be no such agreement, "Cause" shall exist if a Management Investor has (i) committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against Vestar, Sheridan, the Company or any Subsidiary of the Company or Sheridan or a felony involving the business, assets, customers or clients of Vestar, Sheridan, the Company or any Subsidiary of the Company or Sheridan or has been convicted by a court of competent jurisdiction or has plead guilty or nolo contendere to any other felony; (ii) committed a material breach of any written confidentiality, non-compete, non-solicitation or business opportunity covenant contained in any agreement entered into by the Management Investor and Vestar, Sheridan, the Company or any of their Affiliates; (iii) substantially failed to perform the Management Investor's duties to Sheridan, the Company or any Subsidiary, including by committing a material breach of any written covenant contained in any agreement entered into by the Management Investor and Vestar, Sheridan, the Company or any Subsidiary of the Company or Sheridan (other than a confidentiality, non-compete, non-solicitation or business opportunity covenant), which failure or breach has not been remedied within a reasonable time specified by Sheridan (it being understood that Sheridan can act on behalf of its Affiliates) that is not less than thirty (30) days after delivery to the Management Investor by Sheridan of written notice thereof; or (iv) breached the Management Investor's obligations pursuant to Sheridan's, the Company's or any of the Company's or Sheridan's Subsidiary's substance abuse policy.

            "Closing Date" shall have the meaning ascribed to such term in the Subscription and Tender Agreements.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

            "Columbia" means the hospitals and ambulatory surgical facilities owned by Columbia/HCA Healthcare, Inc.

            "Common Stock" means the common stock of the Company or common equity securities, or securities exchangeable or exercisable for or convertible into common equity securities, of any Person into or for which Common Stock is converted, exchanged or received in an Exit Transaction.

            "Common Stock Equivalents" means any stock, warrants, rights, calls, options or other securities exchangeable or exercisable for or convertible into Common Stock.

            "Company" shall have the meaning ascribed to such term in the preamble to this Agreement and shall also include any Person who, in connection with an Exit Transaction, becomes the issuer of Common Stock.

            "Competitive Enterprise" means any Person the activities, products or services of which (A) are competitive with activities, products or services of the Company or any of its Controlled Entities (as defined in the Merger Agreement) in any state in which the Company is engaged or intends to engage in the same or a similar business during the one year period preceding the Management Investor's termination of employment or during the Non-Competition Period, and (B) include (1) the provision of medical services, including without limitation, the provision of anesthesia services, pain management services, emergency room services, primary medical care services, neonatology, perinatology and radiology services; (2) the provision of Payor Services; (3) the provision of administrative services for medical services and Payor Services, including without limitation, quality assurance services, utilization management services, billing services, recruitment services and medical management information services; or (4) the provision of services or products of any nature to Columbia.

            "Confidential Information" shall have the meaning ascribed to such term in Section 5.18(a).

            "Cost" means the purchase price per share of Common Stock paid by the applicable Management Investor determined by dividing (x) the total purchase price paid by such Management Investor on the date of purchase of such share by
(y) the number of shares of Common Stock purchased by such Management Investor on such date, as adjusted by the Board of Directors of the Company in good faith and on a consistent basis to reflect Exit Transactions and stock splits, stock dividends, recapitalizations and other similar transactions.

            "Cost Securities" shall have the meaning ascribed to such term in
Section 3.13(f).

            "Custody Agreement and Power of Attorney" shall have the meaning ascribed to such term in Section 4.2(c)

            "DGCL" shall have the meaning ascribed to such term in Section 5.11.

            "Disability" shall mean "disability" as defined in any employment agreement entered into by and between the Management Investor and the Company or any of its Subsidiaries which is in effect as of or after the Closing Date (as the same may be amended in accordance with the terms thereof) or, if not defined therein or if there shall be no such agreement, as defined in Sheridan's long-term disability plan as in effect from time to time or if, there shall be no plan or if not defined therein, the Management Investor's becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Management Investor's duties to Sheridan, the Company or any Subsidiary of Sheridan or the Company.

            "Effective Time" shall have the meaning ascribed to such term in the Merger Agreement.

            "Exit Transaction" shall have the meaning ascribed to such term in the definition of "Lapse Date."

            "Equity Interests" shall have the meaning ascribed to such term in
Section 3.9(a).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

            "Fair Market Value" shall mean, as of any date of determination, with respect to shares of Common Stock, (x) prior to a Qualified Public Offering, the fair market value of the shares, disregarding any discount for minority interest, restrictions on transfer of the shares or lack of marketability of the shares, as determined in good faith and on a consistent basis by the Board of Directors of the Company, giving due consideration to, among other things, the earnings and other financial and operating information of the Company, Sheridan and its Subsidiaries in recent periods, the future prospects of the Company, Sheridan and its Subsidiaries, the general condition of the securities markets and the fair market value of securities of companies of a similar size and engaged in businesses similar to the business of the Company, Sheridan and its Subsidiaries, and (y) subsequent to an Initial Public Offering, the price per share of Common Stock equal to the average of the last sales price of a share of Common Stock on each of the last five trading days prior to the date of determination (the "FMV Calculation Period") on each exchange on which the Common Stock may at the time be listed or, if there shall have been no sales on any of such exchanges during the FMV Calculation Period, the average of the closing bid and asked prices on each such exchange on each day during the FMV Calculation Period or, if there are no such bid and asked prices during the FMV Calculation Period, on the next preceding five dates on which such bid and asked prices occurred or, if Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ during the FMV Calculation Period in the over-the-counter market.

            "Family Group" shall have the meaning ascribed to such term in
Section 3.2(a).

            "Financing Default" shall mean an event which constitutes (or which with notice or lapse of time or both would constitute) an event of default (which event of default has not been cured or waived) under any of the following as originally entered into or as they may be amended from time to time: (i) any agreement or instrument under which indebtedness of any of the Company and its Subsidiaries is outstanding as of the time of the aforementioned event, and any extensions, renewals, refinancings or refundings thereof in whole or in part;
(ii) any provision of the Company's or any of its Subsidiaries' certificates of incorporation or other organizational documents as in effect on the date hereof;
(iii) any amendment of, supplement to or other modification of any of the instruments referred to in clauses (i) or (ii) above; and (iv) any of the securities issued pursuant to or whose terms are governed by the terms of any of the agreements set forth in clauses (i) and (ii) above, and any extensions, renewals, refinancings or refundings thereof in whole or in part.

            "FMV Calculation Period" shall have the meaning ascribed to such term in the defined term "Fair Market Value".

            "Good Reason" shall mean, if the Management Investor has entered into an employment agreement with Sheridan, the Company or any of its Subsidiaries which is in effect as of or after the Closing Date (as the same may be amended in accordance with the terms hereof) the occurrence of such events which, under the terms of such employment agreement, would expressly enable the Management Investor to resign from employment and be treated under such employment agreement as though the Management Investor's employment had been terminated by the Company without "cause" or, if the employment agreement does not include such provisions or if there shall be no such employment agreement, "Good Reason" shall mean: (i) Sheridan, the Company or any Subsidiary of Sheridan or the Company has failed to pay the Management Investor his salary;
(ii) the office where the Management Investor performs his duties is moved more than 30 miles from where the Management Investor performed the Management Investor's duties on the Closing Date; (iii) a substantial reduction of the Management Investor's base salary (other than an across the board reduction similarly affecting other comparable employees of Sheridan, the Company or its Subsidiaries) or a substantial diminution of the Management Investor's duties, which, in each case, has not been remedied within a reasonable time specified by the Management Investor that is not less than thirty (30) days after delivery to Sheridan of written notice describing the event constituting Good Reason.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Health Care Provider" means any physician, nurse, technician or allied health care provider providing medical services on behalf of Sheridan or any of its Affiliates on a full or part-time basis as an independent contractor or consultant.

            "Initial Call Period" shall have the meaning ascribed to such term in Section 3.13(f).

            "Initial Public Offering" means the first Public Offering occurring after the date hereof.

            "Issuance" shall have the meaning ascribed to such term in Section 3.9(a).

            "Junior Subordinated Note" shall have the meaning ascribed to such term in Section 3.13(g).

            "Lapse Date" means the earlier of (x) the fifth anniversary of the Closing Date and (y) the date of the sale, exchange or other disposition by Vestar and its Affiliates, in one or a series of transactions (including, without limitation, by way of merger, reorganization, recapitalization, consolidation, sale of capital stock or assets of Sheridan or any other Subsidiary of the Company, or similar transaction that results in the disposition, directly or indirectly, of the equity interests of Vestar and its Affiliates (other than the Management Investors) in the Company) (collectively, an "Exit Transaction") of 70% or more of the sum of (1) its equity interest in the Company immediately following the Closing Date plus (2) any additional capital contributions to, or investments in, the Company made by any of Vestar and its Affiliates after the Closing Date (clauses (1) and (2), collectively, the "Aggregate Investment"); provided that, in the case of clause (y), either
(A) the consideration received by Vestar and its Affiliates in the Exit Transaction for 70% or more of the Aggregate Investment is cash or securities that are distributed in kind to the limited partners of Vestar Capital Partners III, L.P. and its Affiliates, or a combination thereof, (B) the Exit Transaction results in (i) designees of Vestar and its Affiliates not constituting a majority of the Board of Directors (or analogous governing body) of the Company and (ii) Vestar and its Affiliates not beneficially owning securities of the Company which constitute at least a majority of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors (or members of an analogous governing body) of the Company.

            "Majority Selling Stockholders" shall have the meaning ascribed to such term in Section 4.7.

            "Management Investors" shall have the meaning ascribed to such term in the preamble to this Agreement.

            "Management Investor Offeree" shall have the meaning ascribed to such term in Section 3.8(a).

            "Manager Investor Representative" shall have the meaning ascribed to such term in Section 5.15.

            "Management Investor's Transfer Group" shall have the meaning ascribed to such term in Section 3.8(a).

            "Measurement Date" shall have the meaning ascribed to such term in
Section 3.10.

            "Medical Customers" means patients, health maintenance organizations, preferred payer organizations, third party payors, IPAs, PHOs, MSOs, PSOs (or similar arrangements), employers, labor unions, hospitals, clinics, ambulatory surgery centers, Medicare intermediaries and Medicaid intermediaries.

            "Merger" shall have the meaning ascribed to such term in the Merger Agreement.

            "Merger Agreement" means the Agreement and Plan of Merger dated as of the date hereof among Sheridan, the Company and Acquisition, as the same may be amended, supplemented or otherwise modified from time to time, pursuant to which, among other things, Acquisition will merge into Sheridan, with Sheridan constituting the surviving corporation.

            "Mezzanine Securities" means securities of the Company, excluding Common Stock, but including preferred stock and warrants to purchase Common Stock, issued to any of Vestar and its Affiliates prior to the Effective Time, and any securities into or for which such securities are exchangeable.

            "NASD" means the National Association of Securities Dealers, Inc.

            "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

            "No Call Notice" shall have the meaning ascribed to such term in
Section 3.13(e).

            "No ROFR Notice" shall have the meaning ascribed to such term in
Section 3.8(g).

            "Non-Competition Period" means with respect to each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a non-competition provision, the period commencing on the last day of the Term of Employment and ending on the first anniversary of the last day of the Term of Employment.

            "Offeror" shall have the meaning ascribed to such term in Section 3.8(a).

            "Option" means any option to acquire Common Stock or other capital stock of the Company, including without limitation, all options granted under the Company's 1999 Stock Option Plan.

            "Option Shares" means all Common Stock or other capital stock of the Company received by a Management Investor upon the exercise or other settlement of an Option.

            "Other Capital Stock" shall have the meaning ascribed to such term in Section 3.9(a)(i).

            "Other Capital Stock Equivalents" shall have the meaning ascribed to such term in Section 3.9(a)(ii).

            "Other Management Investors" shall have the meaning ascribed to such term in the preamble to this Agreement.

            "Payor Services" means payor services in the area of managed care, third party payors, provider networks, IPAs, TPAs, PHOs, MSOs, HMOs, PSOs, capitation pools and other similar arrangements.

            "Permitted Payment" shall have the meaning ascribed to such term in
Section 3.13(g).

            "Permitted Transferee" has the meaning ascribed to such term in
Section 3.2(a).

            "Person" means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

            "Public Offering" means the sale of Securities to the public pursuant to an effective registration statement filed under the Securities Act.

            "Purchased Shares" shall mean, with respect to each Management Investor, those shares of Common Stock that are purchased by the Management Investor from the Company (as adjusted in good faith and on a consistent basis by the Board of Directors of the Company to reflect Exit Transactions and stock splits, stock dividends, recapitalizations and other similar transactions), other than pursuant to the exercise of an Option.

            "Put Notice" shall have the meaning ascribed to such term in Section 3.14(a).

            "Qualified Public Offering" shall mean the sale of Common Stock to the public after the Effective Time pursuant to an effective registration statement filed under the Securities Act, which, together with any earlier registered public sales of Common Stock under the Securities Act occurring after the Effective Time, results in aggregate gross proceeds to the Company or its stockholders, or both, of at least $50 million.

            "Regulations" means the regulations promulgated under the Code.

            "Request" shall have the meaning ascribed to such term in Section 4.1(a).

            "Requesting Stockholder" shall have the meaning ascribed to such term in Section 4.1(a).

            "Right" shall have the meaning ascribed to such term in Section 3.9(a).

            "Securities" means shares of Common Stock or Common Stock Equivalents or other securities of the Company, other than (i) debt securities that are not Common Stock Equivalents and (ii) Mezzanine Securities, in each case whether owned on the date hereof or hereafter acquired.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

            "SEC" means the Securities and Exchange Commission.

            "Selling Stockholder" shall have the meaning ascribed to such term in Section 4.3(c).

            "Senior Management Investors" shall have the meaning ascribed to such term in the preamble to this Agreement.

            "Sheridan" shall have the meaning ascribed to such term in the preamble to this Agreement and shall also include its successors by means of a merger, consolidation, reorganization, recapitalization or similar transaction.

            "Stockholders" means Vestar, the Management Investors, and their respective Permitted Transferees.

            "Subscription and Tender Agreements" shall have the meaning ascribed to such term in the recitals to this Agreement.

            "Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

            "Tag Notice" shall have the meaning ascribed to such term in Section 3.5(b).

            "Tagging Stockholder" shall have the meaning ascribed to such term in Section 3.5(a).

            "Term of Employment" means with respect to each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a non-competition provision, any time during the period in which such Management Investor is employed by the Company or any of its Subsidiaries.

            "Third Party" means any Person other than the Company, the Stockholders and their Affiliates.

            "Transfer" means any transfer, sale, assignment, distribution, exchange, mortgage, pledge, hypothecation or other disposition of any Securities or any interest therein, including transfers by operation of law in connection with a merger transaction or otherwise.

            "Transfer Notice" shall have the meaning ascribed to such term in
Section 3.8(a).

            "Transfer Offer" shall have the meaning ascribed to such term in
Section 3.8(a).

            "Transfer Securities" shall have the meaning ascribed to such term in Section 3.8(a).

            "Vestar" shall have the meaning ascribed to such term in the preamble to this Agreement.

            "Vested Purchased Shares" shall mean at any time, the number of Purchased Shares initially acquired by a Management Investor (as adjusted in good faith and on a consistent basis by the Board of Directors of the Company to reflect Exit Transactions and stock splits, stock dividends, recapitalizations and other similar corporate transactions) times the Applicable Percentage.

            1.2 Other Definitional Provisions; Interpretation. (a) The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

            (b) The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

            (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

            (d) For purposes of comparing the beneficial ownership of any Person on the date of execution and delivery of this Agreement to the level of such ownership at any later time, the level of ownership on such later date shall be adjusted to eliminate the effect of any subdivision of the Common Stock, any combination of the Common Stock, any issuance of Common Stock or Common Stock Equivalents by reason of any reclassification (including, without limitation, any reclassification in connection with a merger or consolidation), or any dividend payable in Common Stock or Common Stock Equivalents.

            SECTION 2. VOTING AGREEMENTS

            2.1 Election of Directors. (a) Each Stockholder hereby agrees that, so long as this Agreement shall remain in effect, such Stockholder will vote all of the voting Securities owned or held of record by such Stockholder so as to elect and, during such period, to continue in office a Board of Directors of the Company and each Subsidiary of the Company (other than Subsidiaries of Sheridan), each consisting solely of the following:

            (i) 3 designees of Vestar (or its designated Permitted Transferees);

            (ii) 2 designees of the Management Investors (who shall be Mitchell Eisenberg and Lewis Gold so long as each of them is an executive officer of Sheridan); and

            (iii) 2 persons to be designated by Vestar (or its designated Permitted Transferees) in its sole discretion after consultation with the Management Investor Representative.

            (b) If at any time while this Agreement shall remain in effect Vestar (or its designated Permitted Transferees) shall notify the other Stockholders of its desire to remove, with or without cause, any director of the Company or any of its Subsidiaries previously designated by it in accordance with Section 2.1(a)(i), each Stockholder shall vote all of the voting Securities owned or held of record by it so as to remove such director.

            (c) If at any time while this Agreement shall remain in effect any director previously designated by Vestar (or its Permitted Transferees) or the Management Investors ceases to serve on the Board of Directors of the Company or any Subsidiary of the Company (whether by reason of death, resignation, removal or otherwise), the Stockholder or Stockholders who designated such director shall be entitled to designate a successor director to fill the vacancy created thereby on the terms and subject to the conditions of paragraph (a). Each Stockholder agrees to vote all of the voting Securities owned or held of record by such Stockholder so as to elect any such director.

            (d) The parties hereto hereby agree that any individual designated as a director of the Company or any Subsidiary of the Company may be removed for cause (as reasonably determined by the Board of Directors of the Company, other than such person) with or without the consent of the Stockholder which designated such individual. No such removal of an individual designated pursuant to this Section 2.1 shall affect the rights of any of the Stockholders to designate a different individual pursuant to this Section 2.1.

            (e) No fees shall be paid by the Company or any of its Subsidiaries to any member of their respective Boards of Directors who are employees of Vestar, the Company, Sheridan or any of their Affiliates in his capacity as a member of such Board of Directors; provided that the foregoing shall not limit reimbursement of expenses in accordance with the expense reimbursement policy of Sheridan and its Subsidiaries.

            (f) The Stockholders hereby agree that Vestar (or its designated Permitted Transferees) shall have sole discretion to determine the composition of the Company's and its Subsidiaries' Board of Directors' committees (e.g., audit, compensation, etc.) through the rights granted to Vestar (or its designated Permitted Transferees) pursuant to Section 2.1(a)(i).

            2.2 Other Voting Matters. (a) Each Management Investor and their Permitted Transferees hereby agrees that, until the occurrence of the Lapse Date, such Stockholder will vote all of the Securities owned or held of record by such Stockholder, either in person or by proxy, whether at a meeting of stockholders or by executing a written consent, (i) consistent with the vote of Vestar with respect to the shares of Common Stock beneficially owned by Vestar and (ii) to ratify, approve and adopt any and all actions adopted or approved by the Board of Directors of the Company.

            (b) In order to effectuate the provisions of Sections 2.1 and 2.2 hereof, (i) each of the Management Investors and their Permitted Transferees hereby grants to Dr. Mitchell Eisenberg, or if Dr. Eisenberg shall cease to be Chief Executive Officer of Sheridan, to the Chief Executive Officer of Sheridan, a proxy to vote at any annual or special meeting of Stockholders, or to take action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Securities owned or held of record by the Management Investors and their Permitted Transferees in connection with the matters set forth in Sections 2.1 and 2.2 hereof in accordance with the provisions of Sections 2.1 and 2.2 hereof. Each of the proxies granted hereby is irrevocable and is coupled with an interest. To effectuate the provisions of this Section 2, the Secretary of each of the Company and each Subsidiary of the Company, or if there be no Secretary such other officer of the Company or such Subsidiary as the Board of Directors of the Company or such Subsidiary may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 2.

            SECTION 3.  TRANSFERS AND ISSUANCES

            3.1 Transfers to be Made Only as Permitted or Required by this Agreement.

            (a) Each Stockholder hereby agrees that such Stockholder will not, directly or indirectly, Transfer any Securities unless such Transfer complies with the provisions hereof and (i) such Transfer is pursuant to an effective registration statement under the Securities Act and has been registered under all applicable state securities or "blue sky" laws or (ii) such Stockholder shall have furnished the Company with a written opinion of counsel reasonably satisfactory to the Company in form and substance reasonably satisfactory to the Company to the effect that no such registration is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

            (b) Each Management Investor and their Permitted Transferees hereby agrees that, except for Transfers in connection with a Public Offering, Transfers pursuant to Section 3.2(iii), 3.2(iv), 3.5, 3.7, 3.10, 3.12, 3.13 or
3.14 hereof and Transfers pursuant to Rule 144 under the Securities Act, no Transfer shall occur unless the transferee shall agree to become a party to, and be bound to the same extent as its transferor by the terms of, this Agreement in accordance with the provisions of Section 5.6 hereof.

            (c) Each Management Investor and their Permitted Transferees hereby agrees that such Stockholder shall not, without the prior written consent of Vestar (which consent may be withheld by Vestar in its absolute discretion), effect a Transfer prior to the Lapse Date, except for Transfers in connection with a Public Offering and Transfers pursuant to Sections 3.2, 3.5, 3.7, 3.10, 3.11, 3.12, 3.13 or 3.14 hereof.

            3.2 Permitted Transfers. (a) Any Management Investor may Transfer any of the Securities beneficially owned by him (i) to his spouse, parent, descendant, step-child, or step-grandchild or any executor, estate, guardian, committee, trustee or other fiduciary acting as such solely on behalf or solely for the benefit of any such spouse, parent, descendant, step-child or step-grandchild (collectively, a "Family Group"), (ii) to any trust, corporation, partnership or limited liability company, all of the beneficial interests in which shall be held, directly or indirectly, by such Management Investor and/or one or more of the Family Group of such Management Investor; provided, however, that during the period that any such trust, corporation, partnership or limited liability company holds any right, title or interest in any Securities, no person other than such Management Investor or members of the Family Group of such Management Investor may be or become beneficiaries, stockholders, general partners or members thereof, (iii) which he has purchased on a stock exchange or in the over-the-counter market after the occurrence of a Public Offering, to any Person, or (iv) to Sheridan, the Company, Vestar or any of Vestar's Affiliates. A transferee under this
Section 3.2(a)(i) or 3.2(a)(ii) or under Section 3.2(b), or any other transferee of Vestar and its Affiliates in a Transfer made in accordance with this Agreement, is referred to as a "Permitted Transferee."

            (b) Notwithstanding anything in this Agreement to the contrary, Vestar and its Affiliates shall be entitled from time to time, without compliance with Section 3.5, to Transfer any or all of the Securities beneficially owed by them to any of their Affiliates who agrees to become a party to, and be bound to the same extent as its transferor by, the terms of this Agreement.

            3.3 Effect of Void Transfers. In the event of any purported Transfer of any Securities in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect and the Company shall not give effect to such Transfer.

            3.4 Legend on Securities. Each certificate representing Securities issued to any Stockholder shall bear the following legend on the face thereof:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG VESTAR/CALVARY HOLDINGS, INC. (THE "COMPANY"), SHERIDAN HEALTHCARE, INC., VESTAR/CALVARY INVESTORS, LLC., AND THE MANAGEMENT INVESTORS PARTIES THERETO, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE EXERCISE OF ANY VOTING RIGHTS GRANTED BY THE SECURITIES."

            3.5 Tag-Along Rights. (a) So long as this Agreement shall remain in effect, with respect to any proposed Transfer by any of Vestar and its Affiliates (in such capacity, a "Transferring Stockholder") of Common Stock permitted hereunder, other than as provided in Section 3.2(b) and 3.6, the Transferring Stockholder shall have the obligation, and each other Stockholder (other than Vestar or any of its Affiliates) shall have the right, to require the proposed transferee to purchase from each such other Stockholder having and exercising such right (each a "Tagging Stockholder") a number of shares of Common Stock up to the product (rounded up to the nearest whole number) of (i) the quotient determined by dividing (A) the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by such Tagging Stockholder and sought by the Tagging Stockholder to be included in the contemplated Transfer by (B) the aggregate number of shares of Common Stock beneficially owned on a fully diluted basis by the Transferring Stockholder and all Tagging Stockholders and sought by the Transferring Stockholder and all Tagging Stockholders to be included in the contemplated Transfer and (ii) the total number of shares of Common Stock proposed to be directly or indirectly Transferred to the transferee in the contemplated Transfer, and at the same price per share of Common Stock and upon the same terms and conditions (including without limitation time of payment and form of consideration) as to be paid and given to the Transferring Stockholder; provided that a Stockholder shall not be deemed to beneficially own any shares underlying unexercised Options unless such Options are vested and exercisable as of the date of the Tag Notice described in Section 3.5(b); and provided further that in order to be entitled to exercise its right to sell shares of Common Stock to the proposed transferee pursuant to this Section 3.5(a), a Tagging Stockholder must agree to make to the transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Common Stock of the Transferring Stockholder (except that in the case of representations and warranties pertaining specifically to the Transferring Stockholder a Tagging Stockholder shall make the comparable representations and warranties pertaining specifically to itself); and provided further that all representations, warranties and indemnities shall be made by Tagging Stockholders severally and not jointly and that the liability of the Transferring Stockholder and the Tagging Stockholders (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis. Any Tagging Stockholder that is a holder of Common Stock Equivalents and wishes to participate in a sale of Common Stock pursuant to this Section 3.5(a) shall convert or exercise or exchange such number of Common Stock Equivalents into or for Common Stock as may be required therefor on or prior to the closing date of such Transfer.

            (b) The Transferring Stockholder shall give notice (a "Tag Notice") to all relevant Stockholders of each proposed Transfer giving rise to the rights of the Tagging Stockholders set forth in the first sentence of Section 3.5(a) at least 45 days prior to the proposed consummation of such Transfer, setting forth the name of the Transferring Stockholder, the number of shares of Common Stock proposed to be so Transferred, the name and address of the proposed transferee, the proposed amount and form of consideration, the other terms and conditions of payment offered by the proposed transferee and the representations, warranties and indemnities to be made or given by the Transferring Stockholders, and a representation that the proposed transferee has been informed of the tag-along rights provided for in this Section 3.5 and has agreed to purchase shares of Common Stock in accordance with the terms hereof. The tag-along rights provided by this Section 3.5 must be exercised by each Tagging Stockholder within 20 days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder's desire to exercise its rights and specifying the number of shares of Common Stock it desires to sell. The Transferring Stockholder shall be entitled under this Section 3.5 to Transfer to the proposed transferee the number of shares of Common Stock equal to the excess of (x) the number referred to in clause (ii) of Section 3.5(a) over (y) the aggregate number of shares of Common Stock set forth in the written notices, if any, delivered by the Tagging Stockholders pursuant to the preceding sentence (up to the maximum number of shares of Common Stock beneficially owned by such Tagging Stockholder required to be purchased by the proposed transferee pursuant to the first sentence of
Section 3.5(a)). If the proposed transferee fails to purchase shares of Common Stock from any Tagging Stockholder that has properly exercised its tag-along rights, then the Transferring Stockholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Section 3.3 hereof.

            (c) If any of the Tagging Stockholders exercise their rights under
Section 3.5(a), (i) the first shares of Common Stock to be transferred by such Tagging Stockholder must be Vested Purchased Shares until such Tagging Stockholder owns no more Vested Purchased Shares, then Option Shares until such Tagging Stockholder owns no more Option Shares, then any remaining Purchased Shares and (ii) the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder's Common Stock.

            3.6 Public Offerings, etc. The provisions of Sections 3.5 and 3.7 shall not be applicable to offers and sales of Securities in a Public Offering or, if such Securities previously have been sold in a Public Offering, pursuant to Rule 144 under the Securities Act.

            3.7 Drag-Along Rights. So long as this Agreement shall remain in effect, if any of Vestar and its Affiliates receives an offer from a Third Party to purchase all or any portion of the outstanding shares of Common Stock and such offer is accepted by Vestar or such Affiliate, as the case may be, then each other Stockholder hereby agrees that it will, if requested in writing not less than 15 days' prior to the requested Transfer date by Vestar or such Affiliate, Transfer a pro rata number of Securities beneficially owned by it to such Third Party on the terms of the offer so accepted by Vestar or such Affiliate, as the case may be; including making the same representations, warranties, covenants, indemnities and agreements that Vestar or such Affiliate, as the case may be, agrees to make (except that, in the case of representations and warranties pertaining specifically to Vestar or such Affiliate, as the case may be, each other Stockholder shall make the comparable representations and warranties pertaining specifically to itself); provided that all representations, warranties and indemnities shall be made by Stockholders severally and not jointly and that the liability of Stockholders (whether pursuant to a representation, warranty, covenant, indemnification provision or agreement) shall be evidenced in writings executed by them and the transferee and shall be borne by each of them on a pro rata basis; and provided further that the terms of such offer applicable to any Common Stock beneficially owned by such other Stockholder are no less favorable than the terms of such offer applicable to the Common Stock beneficially owned by Vestar or such Affiliate, as the case may be, and their respective Affiliates (including with respect to the amount and nature of consideration and time of receipt thereof); and provided further that the first shares of Common Stock Transferred by such other Stockholder must be Vested Purchased Shares until such other Stockholder owns no more Vested Purchased Shares, then the Option Shares until such other Stockholder owns no more Option Shares, then the portion of any Options then held by such other Stockholder that are then vested and exercisable (provided in the case of a Transfer of any such portion of the Options that the Company shall have made acceptable arrangements with the transferee for the same per share consideration to be paid to such Stockholder for such portion of the Option as the transferee pays for the shares of Common Stock to be purchased by the transferee, reduced by the aggregate option exercise price for the transferred portion of the Options) until no portion of the Options held by such Stockholder is vested and exercisable, and then any remaining Purchased Shares.

            3.8 Rights of First Refusal. (a) Each Management Investor and their Permitted Transferees agree that if, prior to a Qualified Public Offering, such Management Investor or any of its Permitted Transferees receives a bona fide offer (a "Transfer Offer") to purchase any or all Securities (the "Transfer Securities") then owned by such Management Investor or such Management Investor's Permitted Transferees (collectively, the "Management Investor's Transfer Group") from any Person (the "Offeror") which any member of the Management Investor's Transfer Group wishes to accept (the "Management Investor Offeree"), the Management Investor Offeree shall cause the Transfer Offer to be reduced to writing and shall provide a written notice (the "Transfer Notice") of such Transfer Offer to the Company, Vestar and Sheridan. The Transfer Notice shall also contain an irrevocable offer to sell the Transfer Securities to the Company, Vestar and Sheridan (in the manner set forth below) at a price equal to the price contained in, and upon the same terms and conditions as the terms and conditions contained in, the Transfer Offer and shall be accompanied by a true and complete copy of the Transfer Offer (which shall identify the Offeror, the Transfer Securities, the price contained in the Transfer Offer and the other material terms and conditions of the Transfer Offer). At any time within 30 days after the date of the receipt by the Company, Vestar and Sheridan of the Transfer Notice, and subject to Section 3.8(c), the Company, Vestar and Sheridan or any of their designated Affiliates shall have the right and option to purchase all (but not less than all) of the Transfer Securities covered by the Transfer Offer either (i) for the same consideration and on the same terms and conditions as the Transfer Offer or (ii) if the Transfer Offer includes any consideration other than cash, then, at the sole option of the Company, Vestar, Sheridan, or any of their designated Affiliates, as applicable, at the equivalent all cash price, determined in good faith by a majority of the members of the Company's Board of Directors. If the option referred to in the preceding sentence is exercised, on or prior to the 60th day after the date of receipt by the Company, Vestar and Sheridan of the Transfer Notice the Company, Vestar, Sheridan or any other designated Affiliates, as applicable, shall execute and deliver to the Management Investor Offeree a written agreement in the form included in the Transfer Offer, including representations, warranties, covenants and indemnities, if the Transfer Offer included such written agreement, and shall pay the relevant cash consideration, by delivering a certified bank check or checks in (or, if the Management Investor Offeree so elects at least three business days prior to the closing date in a writing specifying the Management Investor Offeree's bank account and other wire Transfer instructions, by wire transferring) the appropriate amount and shall deliver the relevant non-cash consideration to the Management Investor Offeree against delivery at the principal office of Sheridan of certificates or other instruments representing the Transfer Securities so purchased, appropriately endorsed by the Management Investor Offeree. If at the end of such 30-day period, the Company, Vestar and Sheridan have not delivered written notice of exercise by them of their right to purchase the Transfer Securities pursuant to this
Section 3.8 or if at the end of such 60-day period, the Company, Vestar and Sheridan have not tendered the purchase price for such shares in the manner set forth above, the Management Investor Offeree shall be free for a period of 90 days from the end of such 30- or 60-day period, as applicable, to Transfer not less than all of the Transfer Securities to the Offeror on the terms and conditions set forth in the Transfer Notice (including the execution and delivery of any written agreement in the form included in the Transfer Offer). Such Offeror shall agree in a writing in form and substance reasonably satisfactory to the Company to become a party hereto and be bound to the same extent as the Management Investor Offeree by the provisions hereof. Promptly after such sale, the Management Investor Offeree shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If for any reason any Management Investor Offeree does not Transfer Transfer Securities to the Offeror on the terms and conditions set forth in the Transfer Notice, or if any Management Investor Offeree wishes to sell the Transfer Securities on terms other than those set forth in the Transfer Notice, the provisions of this Section 3.8 shall again be applicable to the Transfer Securities.

            (b) The closing of the purchase of the Transfer Securities by the Company, Sheridan, Vestar or any of their designated Affiliates, as appropriate, upon exercise of its right of first refusal pursuant to Section 3.8(a) shall take place at the principal office of Sheridan on a date specified by the Company, Sheridan, Vestar or any of their designated Affiliates, as applicable, no later than the last day of the 60-day period after the giving of the Transfer Notice.

            (c) Notwithstanding anything in this Section 3.8 to the contrary,
(i) neither Vestar nor any of its designated Affiliates may exercise a right of first refusal under this Section 3.8 unless Vestar has received a written notice from the Company indicating the Company's intention not to exercise such right of first refusal (a "No ROFR Notice") and (ii) neither Sheridan nor any of its designated Affiliates may exercise a right of first refusal under this Section
3.8 unless Sheridan has received a No ROFR Notice from Vestar.

            3.9 Participation Right. (a) Except as otherwise set forth in
Section 3.9(b) hereof, the Company shall not issue (an "Issuance") to Vestar or any of its Affiliates:

            (i) additional shares of Common Stock or Common Stock Equivalents or capital stock of the Company other than Common Stock and Common Stock Equivalents ("Other Capital Stock"); or

            (ii) any warrants, rights, calls, options or other securities exchangeable for or exercisable or convertible into Other Capital Stock or any other security other than Common Stock, Common Stock Equivalents or Other Capital Stock entitled to participate in the Company's profits (collectively, "Other Capital Stock Equivalents");

unless, prior to such Issuance, the Company notifies each Management Investor in writing of the proposed Issuance and grants to such notified party or, at the election of such notified party, one of its Affiliates the right (the "Right") to subscribe for and purchase such additional shares of Common Stock or Other Capital Stock or such additional shares or units of

Common Stock Equivalents or Other Capital Stock Equivalents (collectively, "Equity Interests") so issued at the same price and upon the same terms and conditions (including, in the event such Equity Interests are issued as a unit together with other securities, the purchase of such other securities) as issued in the Issuance such that:

            (A) in the case of an Issuance in which shares of Common Stock or Common Stock Equivalents are to be issued, immediately after giving effect to the Issuance and exercise of the Right (including, for purposes of this calculation, the issuance of shares of Common Stock upon conversion, exchange or exercise of any Common Stock Equivalent issued in the Issuance or subject to the Right), the shares of Common Stock beneficially owned by the notified party and its Affiliates on a fully diluted basis (rounded to the nearest whole share) shall represent the same percentage of the aggregate number of shares of Common Stock outstanding on a fully diluted basis as was beneficially owned by such notified party and its Affiliates and Vestar and its Affiliates, respectively, immediately prior to the Issuance; provided, that for purposes of the calculations required by this
      Section 3.9(a)(A) notified parties and their Affiliates shall not be deemed to beneficially own any Shares underlying unexercised Options unless such Options are vested and exercisable as of the date of the Issuance; and

            (B) in the case of an Issuance in which shares of Other Capital Stock or Other Capital Stock Equivalents are to be issued, the notified party and its Affiliates shall have the Right to acquire a percentage of the Other Capital Stock or Other Capital Stock Equivalents to be issued in the Issuance equal to the percentage of shares of Common Stock on a fully diluted basis that was beneficially owned by such notified party and its Affiliates and Vestar and its Affiliates, respectively, immediately prior to the Issuance; provided, that for purposes of the calculations required by this Section 3.9(a)(B) notified parties and their Affiliates shall not be deemed to beneficially own any Shares underlying unexercised Options unless such Options are vested and exercisable as of the date of the Issuance.

            (b) The Right may be exercised by the notified party at any time by written notice to the Company received by the Company within 20 days after the date on which such notified party receives notice from the Company of the proposed Issuance, and the closing of the purchase and sale pursuant to the exercise of the Right shall occur at least 15 days (but not later than 180 days) after the Company receives notice of the exercise of the Right and prior to or concurrently with the closing of the Issuance. Notwithstanding the foregoing provisions of this Section 3.9, the Right shall not apply to (i) any Issuance of Equity Interests pro rata to all holders of Common Stock and Other Capital Stock, (ii) any Issuance upon the conversion, exercise or exchange of any Common Stock Equivalent or any Other Capital Stock Equivalent outstanding on the Closing Date pursuant to the terms thereof, (iii) any Issuance to a Management Investor or any other employee of the Company pursuant to a management stock subscription agreement or stock option or other employee benefit plan of the Company or one of its Subsidiaries, (iv) any Issuance to a member of the Board of Directors of the Company or a Subsidiary of the Company designated by Vestar and its Permitted Transferees who is not a director, officer, general partner or employee of Vestar or Vestar Capital Partners III, L.P. for services rendered as such to the

Board of Directors of the Company or a Subsidiary of the Company, (v) any Issuance pursuant to a bona fide underwritten public offering pursuant to an effective registration statement under the Securities Act or (vi) any Issuance of Mezzanine Securities.

            3.10 Partial Transfers Following a Qualified Public Offering. Each Senior Management Investor may, during the one year period commencing on the second anniversary of the first Qualified Public Offering and during each one year period commencing on each succeeding anniversary of such Qualified Public Offering thereafter (each such anniversary being referred to as a "Measurement Date"), Transfer up to 5% of the shares of Vested Purchased Shares and Option Shares beneficially owned by such Senior Management Investor on the applicable Measurement Date, subject to Section 3.1(a) hereof; provided, however, that this provision shall not permit a Senior Management Investor who has already Transferred (pursuant to any provision of this Agreement which permits Transfers by Senior Management Investors) the cumulative number of shares of Common Stock he or she otherwise would be entitled to Transfer pursuant to this Section 3.10 to Transfer any additional shares of Common Stock.

            3.11 Partial Transfers to Cover Option-Related Tax Payments.

            If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated by the applicable employer without Cause or by the Management Investor with Good Reason, and thereafter such Management Investor exercises Options which would otherwise expire unless so exercised, such Management Investor may Transfer Securities; provided, that the aggregate purchase price for the Securities being Transferred shall not exceed the total amount of taxes which such Management Investor's tax consultant has reasonably advised will be due and owing in respect of such tax year by such Management Investor as a result of such Management Investor exercising such Options; and provided, further, that such Transfer shall be subject to the right of first refusal provisions of Section 3.8.

            3.12 Transfers to Other Management Investors.

            If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated by the applicable employer without Cause or by such Management Investor with Good Reason, then at any time after the conclusion of the Second Call Period, such Management Investor may Transfer all or any portion of the Securities beneficially owned by him to one or more of the other Management Investors; provided, however, that if the proposed purchase price for such Securities which is offered to the other Management Investors is less than the relevant purchase price under Section 3.13(c), such proposed Transfer hereunder by such Management Investor shall be subject to the right of first refusal provisions of Section 3.8.

            3.13 Call Right. (a) If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated by the applicable employer for Cause, then within 180 days of the employment termination date, and subject to Section 3.13(e), the Company, Vestar, Sheridan or any of their designated Affiliates shall have the option to purchase all or any portion of the Purchased Shares and Option Shares held by such

Management Investor and such Management Investor's Permitted Transferees by providing written notice of the relevant election (including the number of Securities to be purchased) to the applicable Management Investor and Permitted Transferees (a "Call Notice"). The purchase price per share for such Securities will be the lower of Cost and Fair Market Value on the date of termination of employment.

            (b) If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated due to the death or Disability of such Management Investor, then within 180 days of the employment termination date (and, with respect to any Option Shares, within 180 days after the date of the last exercise of any Options, if later), and subject to Section 3.13(e), the Company, Vestar, Sheridan or any of their designated Affiliates shall have the option to purchase all or any portion of the Purchased Shares and Option Shares held by such Management Investor and such Management Investor's Permitted Transferees by providing a Call Notice to the applicable Management Investor and Permitted Transferees. The purchase price per share for such Securities will be the greater of Cost and Fair Market Value on the date of termination of employment.

            (c) If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated by the applicable employer without Cause or by such Management Investor with Good Reason, then within the later of (1) 180 days of the employment termination date (and, with respect to any Option Shares, within 180 days after the date of the last exercise of any Options, if later) or (2) ten days after the applicable Management Investor has rescinded his election to sell all or a portion of his Purchased Shares which were to be paid for with a Junior Subordinated Note in connection with the put right set forth in Section 3.14, and subject to Section 3.13(e), the Company, Vestar, Sheridan or any of their designated Affiliates shall have the option to purchase all or any portion of the Purchased Shares and Option Shares held by such Management Investor and such Management Investor's Permitted Transferees by providing a Call Notice to the applicable Management Investor and Permitted Transferees. The purchase price per share for (A) the Applicable Percentage of the Purchased Shares and for all Option Shares will be the greater of (x) Cost or (y) Fair Market Value on the date of termination of employment and (B) the remaining portion of such Purchased Shares, if any, will be Cost.

            (d) If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is voluntarily terminated by such Management Investor without Good Reason, then within 180 days of the employment termination date (and, with respect to any Option Shares, within 180 days after the date of the last exercise of any Options, if later), and subject to Section 3.13(e), the Company, Vestar, Sheridan or any of their designated Affiliates shall have the option to purchase all or any portion of the Purchased Shares and Option Shares held by such Management Investor and such Management Investor's Permitted Transferees by providing a Call Notice to the applicable Management Investor and Permitted Transferees. The purchase price per share for the Applicable Percentage of the Purchased Shares and for all Option Shares will be Fair Market Value on the date of termination of employment and the purchase price for the remaining portion of the Purchased Shares, if any, will be the lower of (x) Cost or (y) Fair Market Value on the date of termination of employment; provided that if such voluntary termination without Good Reason occurs prior to the second anniversary of the Closing

Date, the Purchase Price per share for all Option Shares will be the lower of
(x) Cost or (y) Fair Market Value on the date of termination of employment.

            (e) Notwithstanding anything in this Section 3.13 to the contrary
(i) neither Vestar nor any of its designated Affiliates may exercise a call right under this Section 3.13 unless Vestar has received written notice from the Company indicating the Company's intention not to exercise such call right (a "No Call Notice") and (ii) neither Sheridan nor any of its designated Affiliates may exercise a call right under this Section 3.13 unless Sheridan has received a No Call Notice from Vestar.

            (f) In the event that pursuant to Section 3.13(c), Cost exceeds Fair Market Value on the date of the Management Investor's termination of employment and none of the Company, Vestar or Sheridan exercises the call right with respect to the Purchased Shares and Option Shares which it could have purchased at Cost (the "Cost Securities") during the 180 day period commencing on such date of termination (the "Initial Call Period"), then the Company, Vestar or Sheridan (subject once again to the provisions of Section 3.13(e) with respect to the Second Call Period regardless of whether No Call Notices were issued in the Initial Call Period) will have an additional right to call the Cost Securities during the 90-day period commencing on the eighteen-month anniversary of the Management Investor's termination of employment (the "Second Call Period") by providing a Call Notice to the applicable Management Investor. The purchase price per share for such Securities pursuant to Section 3.13(c)(A) will be the greater of (x) Fair Market Value on the date of termination of employment and (y) Fair Market Value on the first day of the Second Call Period and the purchase price for such Securities pursuant to Section 3.13(c)(B) will be the lower of (x) Cost or (y) Fair Market Value on the first day of the Second Call Period.

            (g) The completion of the purchases pursuant to Sections 3.13(a),
(b), (c), (d) and (f) shall take place at the principal office of Sheridan on or prior to the thirtieth (30th) day after the giving of the applicable Call Notice. The repurchase price for the Securities shall be paid by delivery to the appropriate Management Investor or Permitted Transferee of a certified bank check or checks in the appropriate amount payable to the order of such Management Investor or Permitted Transferee unless Sheridan is the party exercising such call right and a Financing Default exists or, after giving effect to such payment would exist, which prohibits such cash payment, in which case the portion of the cash payment so prohibited shall be made, to the extent permitted by any loan agreement, indenture or other agreement to which Sheridan is a party, by Sheridan's delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of all indebtedness of Sheridan including, without limitation, any debt outstanding under any credit agreement and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of Sheridan (a "Junior Subordinated Note") in a principal amount equal to the amount of the purchase price which cannot be paid in cash, payable in five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually in arrears at the publicly announced prime rate of Chase Manhattan Bank, N.A. on the date of issuance. If Sheridan pays all or any of the purchase price for any of the Securities with a Junior Subordinated Note, and then resells such Securities for cash, the portion of the accrued but unpaid interest and, to the extent of any excess, the outstanding principal amount of the Junior Subordinated Note that is equal to the amount of such cash proceeds shall become immediately due and payable, unless and to the extent that payment of such accrued interest or outstanding principal under the Junior Subordinated Note would constitute or result in a Financing Default. If at any time after the issuance by Sheridan of a Junior Subordinated Note, the payment of all or any portion of the amounts outstanding under such Junior Subordinated Note can be repaid by Sheridan without giving rise to a Financing Default (a "Permitted Payment"), Sheridan shall, as promptly as practicable but not later than thirty days after such payment becomes permissible, pay the Permitted Payment (accrued interest first and then principal) in cash to the applicable Management Investor or Permitted Transferee by delivery of a certified bank check to the order of such Management Investor or Permitted Transferee. If Sheridan cannot pay the purchase price for any Securities subject to a Call Notice in cash or a Junior Subordinated Note due to any circumstance described in this subparagraph 9(g), Sheridan shall not be permitted to exercise the applicable call right.

            3.14 Put Right. (a) If, at any time prior to the Lapse Date, a Management Investor's employment with the Company and its Subsidiaries is terminated due to the death or Disability of such Management Investor, then within 180 days of the employment termination date such Management Investor and the members of the Family Group of such Management Investor shall have the option to sell to Sheridan, and Sheridan shall be obligated to purchase, on one occasion from such Management Investor and the members of the Family Group of such Management Investor, all or any portion of the Purchased Shares held by such Management Investor and the members of the Family Group of such Management Investor by providing written notice of his or their election (including the number of Securities to be sold) to Sheridan (a "Put Notice"). The purchase price per share for such Securities will be Fair Market Value on the date of termination of employment.

            (b) If, at any time prior to the Lapse Date, a Senior Management Investor's employment with the Company and its Subsidiaries is terminated by the applicable employer without Cause or by such Senior Management Investor with Good Reason, then within 180 days of the employment termination date such Senior Management Investor shall have the option to sell to Sheridan, and Sheridan shall be obligated to purchase, on one occasion from such Senior Management Investor a number of Purchased Shares held by such Senior Management Investor the aggregate purchase price for which under this Section 3.14(b) is not in excess of the aggregate purchase price paid by such Senior Management Investor on the Closing Date for all Securities purchased by such Senior Management Investor on the Closing Date. Such Senior Management Investor shall exercise such put right by providing a Put Notice to Sheridan. The purchase price per share for (A) the Applicable Percentage of such Purchased Shares will be Fair Market Value on the date of termination of employment and (B) the remaining portion of such Purchased Shares, if any, will be the lower of Cost and Fair Market Value on the date of termination of employment.

            (c) The completion of the purchase pursuant to Section 3.14 (a) shall take place at the principal office of Sheridan on or prior to the sixtieth day after the giving of the Put Notice. The purchase price for the Purchased Shares included in the Put Notice shall be paid by delivery to the appropriate Management Investor or the members of his Family Group, as applicable, of a certified bank check or checks in the appropriate amount payable to the order of such Management Investor or the members of his Family Group, as applicable, unless a Financing Default exists or, after giving effect to such payment would exist, which prohibits such cash payment, in which case the portion of the cash payment so prohibited shall be made, to the extent permitted by any loan agreement, indenture or other agreement to which Sheridan is a party, by Sheridan's delivery of a Junior Subordinated Note in a principal amount equal to the amount of the purchase price which cannot be paid in cash, payable in five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually in arrears at the publicly announced prime rate of Chase Manhattan Bank, N.A. on the date of issuance. If Sheridan intends to pay all or any portion of the purchase price with a Junior Subordinated Note, Sheridan shall give the notice of the principal amount of such note at least 15 days prior to such purchase, and the relevant Management Investor shall have ten days thereafter to rescind his election to sell all or a portion of his Purchased Shares to be paid for with such note. If Sheridan pays all or any portion of the purchase price for any Purchased Shares with a Junior Subordinated Note, and then resells such Purchased Shares for cash, the portion of the accrued but unpaid interest and, to the extent of any excess, the outstanding principal amount of the Junior Subordinated Note that is equal to the amount of such cash proceeds shall become immediately due and payable, unless and to the extent that payment of such accrued interest or outstanding principal under the Junior Subordinated Note would constitute or result in a Financing Default. If at any time after the issuance by Sheridan of a Junior Subordinated Note, a Permitted Payment can be made, Sheridan shall, as promptly as practicable but not later than thirty days after such payment becomes permissible, pay the Permitted Payment in cash to the applicable Management Investor or the members of his Family Group, as applicable, by delivery of a certified bank check to the order of such Management Investor or the members of his Family Group, as applicable.

            (d) The completion of the purchase pursuant to Sections 3.14 (b) shall take place at the principal office of Sheridan on or prior to the sixtieth day after the giving of the Put Notice, at which time at least fifty percent of the purchase price shall be paid. If Sheridan elects to pay less than all of the purchase price initially, the remaining portion of the purchase price shall be paid in one payment on or prior to the first anniversary of the giving of the Put Notice. The purchase price for the Purchased Shares included in the Put Notice shall be paid by delivery to the appropriate Senior Management Investor of a certified bank check or checks in the appropriate amount payable to the order of such Senior Management Investor unless a Financing Default exists or, after giving effect to such payment would exist, which prohibits such cash payment, in which case the portion of the cash payment so prohibited shall be made, to the extent permitted by any loan agreement, indenture or other agreement to which Sheridan is a party, by Sheridan's delivery of a Junior Subordinated Note in a principal amount equal to the amount of the purchase price which cannot be paid in cash, payable in five equal annual installments commencing on the first anniversary of the issuance thereof and bearing interest payable annually in arrears at the publicly announced prime rate of Chase Manhattan Bank, N.A. on the date of issuance. If Sheridan intends to pay all or any portion of the initial payment of the purchase price with a Junior Subordinated Note, Sheridan shall give the Senior Management Investor notice of the principal amount of such note at least 15 days prior to such purchase, and the relevant Senior Management Investor shall have ten days thereafter to rescind his election to sell all or a portion of his Purchased Shares to be paid for with such note. If Sheridan pays all or any portion of the purchase price for any Purchased Shares with a Junior Subordinated Note, and then resells such Purchased Shares for cash, the portion of the accrued but unpaid interest and, to the extent of any excess, the outstanding principal amount of the Junior Subordinated Note that is equal to the amount of such cash proceeds shall become immediately due and payable, unless and to the extent that payment of such accrued interest or outstanding principal under the Junior Subordinated Note would constitute or result in a Financing Default. If at any time after the issuance by Sheridan of a Junior Subordinated Note, a Permitted Payment can be made, Sheridan shall, as promptly as practicable but not later than thirty days after such payment becomes permissible, pay the Permitted Payment (accrued interest first and then principal) in cash to the applicable Senior Management Investor by delivery of a certified bank check to the order of such Senior Management Investor.

            SECTION 4. REGISTRATION RIGHTS

            4.1 Demand Registration.

            (a) Common Stock Request. Upon the written request (a "Request") of Vestar or its designated Permitted Transferees that the Company effect the registration under the Securities Act of all or part of the shares of Common Stock owned or to be acquired upon conversion, exercise or exchange of Common Stock Equivalents by Vestar and/or its Permitted Transferees (a "Requesting Stockholder"), the Company will use its best efforts to effect the registration under the Securities Act of such shares.

            (b) Registration Statement Form. Registrations under this Section
4.1 shall be on such appropriate registration form of the SEC as shall (i) be selected by the Company and (ii) permit the disposition of the Common Stock being registered in accordance with the intended method or methods of disposition specified in the request for such registration. The Company agrees to include in any such registration statement all information which, in the opinion of counsel to the underwriters, the Requesting Stockholder and the Company, is required to be included.

            (c) Effective Registration Statement. A registration requested pursuant to this Section 4.1 shall not be deemed to have been effected (i) unless a registration statement with respect thereto has become effective, or
(ii) if after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason not attributable to the Requesting Stockholder or any of its Affiliates and has not thereafter become effective.

            (d) Limitations on Registration on Request. Notwithstanding anything in this Section 4.1 to the contrary, in no event will (i) the Company be required to effect more than one registration pursuant to Section 4.1(a) within any 180 day period or (ii) the Requesting Stockholder be entitled to more than five registrations in the aggregate pursuant to Section 4.1(a); unless in the case of clause (d)(ii) above such Requesting Stockholder agrees to pay all of the costs and expenses of each such additional registration (unless either (x) a registration so requested is not deemed to have been effected pursuant to
Section 4.1(c) for a reason not attributable to the Requesting Stockholder or any of its Affiliates or (y) the number of shares of Common Stock sought to be included by such Requesting Stockholder in such registration is reduced by more than 25% pursuant to the provisions of Section 4.2(b)).

            4.2 Incidental Registration.

            (a) Right to Include Common Stock and Common Stock Equivalents. If the Company at any time proposes to register any shares of Common Stock (or Common Stock Equivalents, including any registration of Common Stock Equivalents pursuant to the exercise of rights under Section 4.2(b)) under the Securities Act (except registrations on such form(s) solely for registration of Common Stock or Common Stock Equivalents in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to Section 4.1(a), whether or not for sale for its own account, it will each such time as soon as practicable give written notice of its intention to do so to all the Stockholders. Upon the written request (which request shall specify the total number of shares of Common Stock or Common Stock Equivalents intended to be disposed of by such Stockholder) of any Stockholder made within 30 days after the receipt of any such notice (15 days if the Company gives telephonic notice with written confirmation to follow promptly thereafter, stating that (i) such registration will be on Form S-3 and (ii) such shorter period of time is required because of a planned filing date), the Company will use all reasonable efforts to effect the registration under the Securities Act of all Common Stock held or to be acquired upon conversion, exercise or exchange of Common Stock Equivalents (or, if Common Stock Equivalents are proposed to be registered by the Company, Common Stock Equivalents) by the Stockholders which the Company has been so requested to register for sale in the manner initially proposed by the Company; provided that the Company shall not be obliged to register any Common Stock Equivalents which are not of the same class, series and form as the Common Stock Equivalents proposed to be registered by the Company. If the Company thereafter determines for any reason not to register or to delay registration of the Common Stock or Common Stock Equivalents (provided, however, that in the case of any registration pursuant to Section 4.1(a), such determination shall not violate any of the Company's obligations under Section
4.1 or any other provision of this Agreement), the Company may, at its election, give written notice of such determination to the Stockholders and (A) in the case of a determination not to register, shall be relieved of the obligation to register such Common Stock or Common Stock Equivalents in connection with such registration (without prejudice, however, to any right the Requesting Stockholder may have to request that such registration be effected as a registration under Section 4.1(a)) and (B) in the case of a determination to delay registering, shall be permitted to delay registering any Common Stock or Common Stock Equivalents of a Stockholder for the same period as the delay in registration of such other securities. No registration effected under this
Section 4.2(a) shall relieve the Company of any obligation to effect a registration upon a Common Stock Request under Section 4.1(a).

            (b) Priority in Incidental Registration. In a registration pursuant to this Section 4.2, if the managing underwriter of such underwritten offering shall inform the Company and the relevant Stockholders by letter of its belief that the number of shares of Common Stock or Common Stock Equivalents, as the case may be, to be included in such registration would adversely affect its ability to effect such offering, then the Company will be required to include in such registration only that number of shares of Common Stock or Common Stock Equivalents which it is so advised should be included in such offering. Shares of Common Stock or Common Stock Equivalents proposed by the Company to be registered for issuance by the Company shall have the first priority in a registration pursuant to Section 4.2(a) and all other shares of Common

Stock or Common Stock Equivalents to be registered (whether or not requested to be registered pursuant to Section 4.1(a) or 4.2(a) or otherwise) shall be given second priority without preference among the relevant holders. If less than all of the Stockholder's shares of Common Stock or Common Stock Equivalents are to be registered, each such Stockholder's shares of Common Stock or Common Stock Equivalents shall be included in the registration pro rata based on the total number of shares of Common Stock or Common Stock Equivalents sought to be registered by each Stockholder (as opposed to the Company).

            (c) Custody Agreement and Power of Attorney. Upon delivering a request under this Section 4.2, Management Investors and their Permitted Transferees will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Company and one of the director designees referred to in Section 2.1(a)(i) with respect to such Stockholder's shares of Common Stock or Common Stock Equivalents to be registered pursuant to this Section 4.2 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Stockholder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein (who shall be reasonably satisfactory to one of the director designees referred to in Section 2.1(a)(i)) a certificate or certificates representing such shares of Common Stock or Common Stock Equivalents (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as such Stockholder's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Stockholder's behalf with respect to the matters specified therein. Such Stockholder also agrees to execute such other agreements as the Company may reasonably request to further evidence the provisions of this Section 4.2.

            4.3 Registration Procedures. In connection with the Company's obligations pursuant to Sections 4.1 and 4.2 hereof, the Company will use all reasonable efforts to effect such registration and the Company will promptly:

            (a) prepare and file with the SEC as soon as practicable after request for registration hereunder the requisite registration statement to effect such registration and use all reasonable efforts to cause such registration statement to become effective and to remain continuously effective until the earlier to occur of (i) 180 days following the date on which such registration statement is declared effective or (ii) the termination of the offering being made thereunder;

            (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all shares of Common Stock or Common Stock Equivalents, as the case may be, covered by such registration statement until such Common Stock or Common Stock Equivalents have been sold or such lesser period of time as the Company, any seller of such Common Stock or Common Stock Equivalents or any underwriter is required under the Securities Act to deliver a prospectus in accordance with the intended methods of disposition by the sellers of such Common Stock or Common Stock Equivalents set forth in such registration statement or supplement to such prospectus;

            (c) furnish to each Stockholder which owns shares of Common Stock or Common Stock Equivalents, as the case may be, covered by such registration statement (the "Selling Stockholders") and the managing underwriter, if any, at least one executed original of the registration statement and such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, as may reasonably be requested by such Selling Stockholder;

            (d) use all reasonable efforts (i) to register or qualify all shares of Common Stock or Common Stock Equivalents covered by such registration statement under the securities or "blue sky" laws of such jurisdictions where an exemption is not available as the Selling Stockholders shall reasonably request,
(ii) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (iii) to take any other action which may be reasonably necessary or advisable to enable the Selling Stockholders to consummate the disposition in such jurisdictions of such Common Stock or Common Stock Equivalents; provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, subject itself to taxation in any such jurisdiction or take any action which would subject it to general service of process in any such jurisdiction;

            (e) notify the Selling Stockholders and the managing underwriter, if any, promptly, and confirm such advice in writing (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to a registration statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a registration statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of any of the registered securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event or information becoming known which requires the making of any changes in a registration statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (vi) of the Company's reasonable determination that a post-effective amendment to a registration statement would be appropriate;

            (f) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of the qualification of any of the registered securities for sale in any jurisdiction, at the earliest possible moment;

            (g) upon the occurrence of any event contemplated by clause (e)(v) above, prepare a supplement or post-effective amendment to the applicable registration statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the securities being sold thereunder, such prospectus will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

            (h) use its best efforts to furnish to the Selling Stockholders a signed counterpart, addressed to the Selling Stockholders and the underwriters, if any, of (A) an opinion of counsel for the Company, and (B) a "comfort" letter, signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference in such registration statement, covering substantially the same matters with respect to such registration statement (and the prospectus included therein) and, in the case of the accountant's letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities (and dated the dates such opinions and comfort letters are customarily dated) and, in the case of the accountant's letter, such other financial matters, and in the case of the legal opinion, such other legal matters, as the Selling Stockholders or the underwriters may reasonably request;

            (i) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to the Selling Stockholders an earnings statement satisfying the provisions of Section 10(a)(i) of the Securities Act and Rule 158 promulgated thereunder, no later than 90 days after the end of any 12-month period beginning after the effective date of a registration statement pursuant to which shares of Common Stock or Common Stock Equivalents are sold, which statement shall cover such 12-month period;

            (j) cooperate with the Selling Stockholders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing shares of Common Stock or Common Stock Equivalents to be sold; and enable such shares of Common Stock or Common Stock Equivalents to be in such denominations and registered in such names as the Selling Stockholders or the managing underwriters, if any, may request at least two Business Days prior to any sale of shares of Common Stock or Common Stock Equivalents to the underwriters;

            (k) use its best efforts to cause the shares of Common Stock or Common Stock Equivalents, as the case may be, covered by the applicable registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Selling Stockholder(s) or the underwriters, if any, to consummate the disposition of such shares of Common Stock or Common Stock Equivalents;

            (l) cause all shares or units of Common Stock or Common Stock Equivalents, as the case may be, covered by the registration statement to be listed on each securities exchange, if any, on which securities of such class, series and form issued by the Company, if any, are then listed if requested by the managing underwriters, if any, or the holders of a majority of the shares or units of Common Stock or Common Stock Equivalents covered by the registration statement and entitled hereunder to be so listed;

            (m) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD); and

            (n) as soon as practicable prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after initial filing of the registration statement) provide copies of such document to counsel to the Selling Stockholders and to the managing underwriters, if any, and make the Company's representatives available for discussion of such document and consider in good faith making such changes in such document prior to the filing thereof as counsel for such Selling Stockholders or underwriters may reasonably request.

            The Company may require each Selling Stockholder to furnish to the Company such information regarding such Selling Stockholder and the distribution of such securities as the Company may from time to time reasonably request in writing in order to comply with the Securities Act.

            The Selling Stockholders agree that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 4.3(e)(ii), (iii), (iv), (v) or (vi) hereof, they will forthwith discontinue disposition pursuant to such registration statement of any shares of Common Stock or Common Stock Equivalents, as the case may be, covered by such registration statement or prospectus until their receipt of the copies of the supplemented or amended prospectus relating to such registration statement or prospectus or until they are advised in writing by the Company that the use of the applicable prospectus may be resumed (and the period of such discontinuance shall be excluded from the calculation of the period specified in clause (x) of
Section 4.3(a)) and, if so directed by the Company, will deliver to the Company (at the Company's expense, except as otherwise provided in Section 4.1(d)) all copies, other than permanent file copies then in their possession, of the prospectus covering such securities in effect at the time of receipt of such notice. The Selling Stockholders agree to furnish the Company a signed counterpart, addressed to the Company and the underwriters, if any, of an opinion of counsel for the Selling Stockholders covering substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of selling stockholder's counsel delivered to the underwriters in underwritten public offerings of securities (and dated the dates such opinions are customarily dated) and such other legal matters as the Company or the underwriters may reasonably request.

            4.4 Underwritten Offerings.

            (a) Demand Underwritten Offerings. In any underwritten offering pursuant to a registration requested under Section 4.1, the Company will use its best efforts to enter into an underwriting agreement for such offering with the underwriters selected by the Requesting Stockholder, such agreement and underwriters to be reasonably satisfactory in form and substance to the Company, the Requesting Stockholder and the underwriters and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type. The Selling Stockholders who hold shares of Common Stock to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of them and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to their obligations. The Company may require that any or all of the representations and warranties by, and the other agreements on the part of the Selling Stockholders to and for the benefit of such underwriters shall also be made to and for the benefit of the Company with due regard to the amount of Securities being sold by such Selling Stockholder and the nature of such representations, warranties and agreements and the underwriting.

            (b) Incidental Underwritten Offerings. If the Company at any time proposes to register any shares of its Common Stock or Common Stock Equivalents under the Securities Act as contemplated by Section 4.2 and such Securities are to be distributed by or through one or more underwriters, the Company and the Selling Stockholders who hold shares of Common Stock or Common Stock Equivalents to be distributed by such underwriters in accordance with Section 4.2 hereof shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of them and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to their obligations. The Company may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of the Selling Stockholders to and for the benefit of such underwriters shall also be made to and for the benefit of the Company with due regard to the amount of Securities being sold by such Selling Stockholder and the nature of such representations, warranties and agreements and the underwriting.

            4.5 Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement under the Securities Act pursuant to this Agreement, the Company will give the Selling Stockholders, the underwriters and their respective counsels and accountants a reasonable opportunity (but such Persons shall not have the obligation) to participate in the preparation of such registration statement, each prospectus included therein or filed with the SEC, and, to the extent practicable, each amendment thereof or supplement thereto, and, subject to the execution and delivery of a customary confidentiality agreement, will give each of them such access to its books and records (to the extent customarily given to the underwriters of the Company's securities), and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary to conduct a reasonable investigation within the meaning of the Securities Act.

            4.6 Limitations, Conditions and Qualifications to Obligations under Registration Covenants. The obligations of the Company to use its reasonable efforts to cause shares of Common Stock and Common Stock Equivalents to be registered under the Securities Act are subject to each of the following limitations, conditions and qualifications:

            (a) The Company shall be entitled to postpone for a reasonable period of time the filing or effectiveness of, or suspend the rights of Selling Stockholders to make sales pursuant to, any registration statement otherwise required to be prepared, filed and made and kept effective by it hereunder (but the duration of such postponement or suspension may not exceed the earlier to occur of (i) 15 days after the cessation of the circumstances described in clauses (A) and (B) below or (ii) 120 days after the date of the determination of the Board of Directors of the Company referred to below, and the duration of such postponement or suspension shall be excluded from the calculation of the period specified in clause (i) of Section 4.3(a)) if the Board of Directors of the Company determines in good faith that (A) there is a material undisclosed development in the business or affairs of the Company (including any pending or proposed financing, recapitalization, acquisition or disposition), the disclosure of which at such time could be adverse to the Company's interests or
(B) the Company has filed a registration statement with the SEC, such registration statement has not yet been declared effective, the Company is using its reasonable best efforts to have such registration statement declared effective, and the underwriters with respect to such registration advise that such registration would be adversely affected. If the Company shall so delay the filing of a registration statement, it shall, as promptly as possible, notify the Selling Stockholders of such determination, and the Selling Stockholders shall have the right (x) in the case of a postponement of the filing or effectiveness of a registration statement, to withdraw the request for registration by giving written notice to the Company within 10 days after receipt of the Company's notice or (y) in the case of a suspension of the right to make sales, to receive an extension of the registration period equal to the number of days of the suspension.

            (b) The Company shall not be required hereby to include shares of Common Stock or Common Stock Equivalents in a registration statement if, in the written opinion (to be issued to, and relied upon by, the Stockholders seeking inclusion) of outside counsel to the Company of recognized standing in securities law matters, the beneficial owners of such Common Stock or Common Stock Equivalents seeking registration would be free to sell all of such shares of Common Stock or Common Stock Equivalents within the current calendar quarter without registration under Rule 144 under the Securities Act.

            (c) The Company's obligations shall be subject to the obligations of the Selling Stockholders, which the Selling Stockholders acknowledge, to furnish all information and materials and to take any and all actions as may be required under applicable federal and state securities laws and regulations to permit the Company to comply with all applicable requirements of the SEC and to obtain any acceleration of the effective date of such registration statement.

            (d) The Company shall not be obligated to cause any special audit to be undertaken in connection with any registration pursuant hereto unless such audit is requested by the underwriters with respect to such registration.

            4.7 Expenses. The Company and Sheridan jointly and severally agree to pay all reasonable out-of-pocket costs and expenses incurred in connection with each registration of Common Stock or Common Stock Equivalents pursuant to this Agreement, including, without limitation, the reasonable fees and disbursements of a single firm of outside counsel retained by Selling Stockholders which beneficially own a majority of the total number of shares or units of Common Stock or Common Stock Equivalents being registered by Selling Stockholders (the

"Majority Selling Stockholders"), and any and all filing fees payable to the SEC, fees with respect to filings required to be made with stock exchanges, the NASDAQ and the NASD, fees and expenses of compliance with state securities or blue sky laws (including reasonable fees and disbursements of a single firm of outside counsel for the underwriters or the Majority Selling Stockholders in connection with blue sky qualifications of the Common Stock or Common Stock Equivalents being registered and determination of its eligibility for investment under the laws of such jurisdictions as the Selling Stockholders may designate), printing expenses, fees and disbursements of counsel and accountants of the Company, including costs associated with comfort letters, and fees and expenses of other Persons retained by the Company, but excluding underwriters' expenses (including discounts, commissions or fees of underwriters and expenses included therein, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the securities being registered or legal expenses of any Person other than the Company and the Selling Stockholders) but including the fees and expenses of any qualified independent underwriter required to participate in such registration pursuant to applicable law or the requirements of the NASD. The Company and its Subsidiaries shall, in any event in all cases, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), and the expense of securities law liability insurance and rating agency fees, if any.

            4.8 Indemnification.

            (a) Indemnification by the Company. In connection with any registration pursuant hereto in which shares of Common Stock or Common Stock Equivalents are to be disposed of, the Company shall indemnify and hold harmless, to the full extent permitted by law, each holder of such Common Stock or Common Stock Equivalents to be disposed of and, when applicable, its officers, directors, agents and employees and each Person who controls such holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, including, without limitation, any loss, claim, damage, liability or expense resulting from the failure to keep a prospectus current, except insofar as the same (i) are caused by or contained in any information relating to such holder furnished in writing to the Company by such holder expressly for use therein or (ii) are caused by such holder's failure to deliver a copy of the current prospectus simultaneously with or prior to such sale after the Company has furnished such holder with a sufficient number of copies of such prospectus correcting such material misstatement or omission or (iii) arise in respect of any offers to sell or sales made during any period when a holder is required to discontinue sales under Section 4.3(e) (and after such holder has received in writing the notice contemplated by Section 4.3(e)). The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each person who controls such Persons (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of such Common Stock or Common Stock Equivalents to be disposed of, and shall enter into an indemnification agreement with such Persons containing such terms, if requested.

            (b) Indemnification by Stockholders. In connection with each registration statement effected pursuant hereto in which shares of Common Stock or Common Stock Equivalents are to be disposed of, each Selling Stockholder shall, severally but not jointly, indemnify and hold harmless, to the full extent permitted by law, the Company, each other Selling Stockholder and their respective directors, officers, agents and employees and each Person who controls the Company and each other Selling Stockholder (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement of a material fact or any omission of a material fact required to be stated in such registration statement or prospectus or preliminary prospectus or necessary to make the statements therein not misleading, to the extent, but only to the extent, that such untrue statement or omission relates to such Selling Stockholder and is contained in any information furnished in writing by such Selling Stockholder or any of its Affiliates to the Company expressly for inclusion in such registration statement or prospectus. In no event shall the liability of any Selling Stockholder hereunder be greater in amount than the dollar amount of the proceeds actually received by such Selling Stockholder upon the sale of the securities giving rise to such indemnification obligation.

            (c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall give prompt notice to the indemnifying party of any claim with respect to which it shall seek indemnification and shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (i) the indemnifying party shall have agreed to pay such fees or expenses, or (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Person or (iii) in the opinion of outside counsel to such Person there may be one or more legal defenses available to such Person which are different from or in addition to those available to the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If such defense is not assumed by the indemnifying party, the indemnifying party shall not be subject to any liability for any settlement made without its consent (but such consent shall not be unreasonably withheld). No indemnified party shall be required to consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a written release in form and substance reasonably satisfactory to such indemnified party from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one firm of counsel (and, if necessary, local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the written opinion of outside counsel to an indemnified party a conflict of interest as to the subject matter exists between such indemnified party and another indemnified party with respect to such claim, in which event the indemnifying party shall be obligated to pay the fees and expenses of additional counsel for such indemnified party.

            (d) Contribution. If for any reason the indemnification provided for herein is unavailable to an indemnified party or is insufficient to hold it harmless as contemplated hereby, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the indemnified party and the indemnifying party, but also the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations, provided that in no event shall the liability of any Selling Stockholder for such contribution and indemnification exceed, in the aggregate, the dollar amount of the proceeds received by such Selling Stockholder upon the sale of securities giving rise to such indemnification and contribution obligation.

            4.9 Participation in Underwritten Registrations. No Stockholder or Permitted Transferee may participate in any underwritten registration hereunder unless such Stockholder or Permitted Transferee (a) agrees to sell its shares of Common Stock or Common Stock Equivalents on the basis provided in and in compliance with any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and to comply with Rules 10b-6 and 10b-7 under the Exchange Act, and (b) completes and executes all questionnaires, appropriate and limited powers of attorney, escrow agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that all such documents shall be consistent with the provisions hereof.

            4.10 Rule 144. The Company hereby covenants that after it has filed (and such registration statement has become effective) a registration statement pursuant to the requirements of Section 12 of the Exchange Act or a registration statement pursuant to the requirements of the Securities Act in respect of Common Stock, the Company will file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Stockholder, make publicly available other information so long as necessary to permit sales by such Stockholder under Rule 144 under the Securities Act) and will take such further action as any Stockholder may reasonably request to the extent required from time to time to enable such Stockholder to sell shares of Common Stock under Rule 144 under the Securities Act. Notwithstanding the foregoing, no Management Investor shall Transfer shares of Common Stock under Rule 144 unless expressly permitted to do so by the terms of this Agreement.

            4.11 Holdback Agreements. (a) Each Stockholder agrees that, if any of its shares of Common Stock or Common Stock Equivalents is included in a registration statement filed by the Company in connection with an underwritten public offering it shall not effect any public sale or distribution of shares of Common Stock or Common Stock Equivalents during the 30 days prior to or the 180 day period beginning on the effective date of such registration statement (except as part of such registration) if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of the underwritten public offering.

            (b) The Company agrees not to effect any primary public sale or distribution of any Common Stock or Common Stock Equivalents, as the case may be, during the 10 days prior to and the 180 day period beginning on the effective date of any registration statement in which any Stockholder is participating in connection with an underwritten public offering of Common Stock or Common Stock Equivalents, as the case may be, if and to the extent reasonably requested in writing (with reasonable prior notice) by the managing underwriter of the underwritten public offering.

            4.12 Mezzanine Securities. Notwithstanding anything to the contrary herein, the Company may grant registration rights to holders of Mezzanine Securities which are more, as or less favorable to such holders than the registration rights of the parties hereto. To the extent that Mezzanine Securities consist of Common Stock or Common Stock Equivalents, holders of Mezzanine Securities may be given the right by the Company to participate in registrations as if such holders were Stockholders, and the Company shall not be obliged hereunder to comply with any provision of this Section 4 in respect of a registration of Mezzanine Securities.

            SECTION 5. MISCELLANEOUS

            5.1 Additional Securities Subject to Agreement. Each Stockholder agrees that any other Securities which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of stock options, or otherwise (other than Mezzanine Securities or pursuant to a Public Offering or Section 3.2(a)(iii)) shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

            5.2 Termination. Except as otherwise provided herein, this Agreement shall terminate, and thereby become null and void, as to any particular Securities, on the date on which they are sold in a Public Offering or are sold pursuant to Rule 144 under the Securities Act (unless such Securities are reacquired by a Stockholder).

            5.3 Injunctive Relief. The Stockholders and their Permitted Transferees acknowledge and agree that a violation of any of the terms of this Agreement will cause the Stockholders and their Permitted Transferees irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that each Stockholder and Permitted Transferee shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which they may be entitled at law or equity.

            5.4 Other Stockholders' Agreements. None of the Stockholders shall enter into any stockholder agreement or other arrangement of any kind with any Person with respect to any Securities which is inconsistent with the provisions of this Agreement or which may impair its ability to comply with this Agreement.

            5.5 Amendments. This Agreement may be amended only by a written instrument signed (a) by Vestar, so long as it or its Affiliates own Securities, and (b) by Stockholders other than Vestar and its Affiliates which own on a fully diluted basis Securities representing at least a majority of the voting power represented by all Securities outstanding on a fully diluted basis and owned by all Stockholders other than Vestar and its Affiliates.

            5.6 Successors, Assigns and Transferees. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their Permitted Transferees and their respective successors, each of which Permitted Transferees shall agree, in a writing in form and substance satisfactory to the Company and the owners on a fully diluted basis of Securities representing at least a majority of the voting power represented by all Securities outstanding on a fully diluted basis and owned by all Stockholders, to become a party hereto and be bound to the same extent as its transferor hereby, provided that no Stockholder may assign to any Permitted Transferee any of its rights hereunder other than in connection with a Transfer to such Permitted Transferee of Securities in accordance with the provisions of this Agreement.

            5.7 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when delivered by a recognized courier or, in the case of telecopy notice, when received, addressed as follows to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

                if to the Company, Sheridan or Vestar, to it:

                c/o Vestar Capital Partners III, L.P.
                245 Park Avenue
                41st Floor
                New York, NY 10167
                Attention:  James L. Elrod, Jr.
                Facsimile: (212) 808-4922

                with a copy to:

                Simpson Thacher & Bartlett
                425 Lexington Avenue
                New York, New York  10017
                Attention:  Peter J. Gordon, Esq.
                Facsimile:  (212) 455-2502

                if to any other Stockholder, to such Stockholder at such Stockholder's address or telecopy number set forth in the books and records of the Company.

            5.8 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            5.9 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

            5.10 Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            5.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, except for matters directly within the purview of the General Corporation Law of the State of Delaware (the "DGCL"), which shall be governed by the DGCL.

            5.12 Jurisdiction. Any action to enforce, which arises out of or in any way relates to, any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the States of New York as provided by law; and the parties consent to the jurisdiction of such court or courts located within the States of New York and to service of process by registered mail, return receipt requested, or by any other manner provided by New York law.

            5.13 Management Investors. Each employee or director of the Company or any of its Subsidiaries who becomes party to a stock subscription agreement or option agreement with any of the Company and its Subsidiaries after the date hereof shall become a party hereto and shall be bound hereby. The Company shall not issue any securities to an employee or director of the Company or any of its Subsidiaries unless he or she enters into a supplementary agreement with the Company agreeing to be bound by the terms hereof in the same manner as the other Management Investors. Each such supplementary agreement shall become effective upon its execution by the Company and such employee or director, and it shall not require the signature or consent of any other party hereto. Such supplementary agreement may modify some of the terms hereof as they effect such employee or director; provided that the modified terms shall be no more favorable to such employee or director than the terms set forth herein.

            5.14 83(b) Election. Promptly after the Closing Date, each Management Investor shall, with respect to all Securities beneficially owned by such Management Investor, make a timely election under Section 83(b) of the Code in accordance with applicable Regulations thereunder.

            5.15 Management Investor Representative. Each Management Investor hereby designates and appoints (and each Permitted Transferee of each such Management Investor shall be deemed to have so designated and appointed) Mitchell Eisenberg, with full power of substitution (the "Management Investor Representative") as the representative of each such Person to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by any such Person and hereby acknowledges that the Management Investor Representative shall be the only Person authorized to take any action so required, authorized or contemplated by this Agreement by each such Person. Each such Person further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Person. Each such Person hereby authorizes (and each Permitted Transferee shall be deemed to have authorized) the other parties hereto to disregard any notice or other action taken by such Person pursuant to this Agreement on any action so taken or any notice given by the Management Investor Representative and are and will be entitled and authorized to give notices only to the Management Investor Representative for any notice contemplated by this Agreement to be given to any such Person. A successor to the Management Investor Representative may be chosen by Management Investors which own on a fully diluted basis Securities representing at least a majority of the voting power represented by all Securities outstanding on a fully diluted basis and owned by all Management Investors, provided that written notice thereof is given by the successor to the Management Investor Representative to the Company. Whenever any action or consent (but not any forbearance) is required to be taken or given by the Management Investors, the action or consent of the Management Investor Representative shall be considered the act or consent of all the Management Investors, and Vestar and the Company shall be protected in relying on such act or consent.

            5.16 Covenant Not to Compete. (a) Each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a non-competition provision hereby covenants and agrees that, except as provided below, during the Term of Employment and the Non-Competition Period, the Management Investor shall not, without the express written consent of the Company, directly or indirectly, engage in any activity which is, or participate or invest in or assist (whether as owner, part-owner, stockholder, partner, director, officer, trustee, employee, agent, independent contractor or consultant, or in any other capacity) any Competitive Enterprise, except that the Management Investor may make passive investments in a Competitive Enterprise the shares of which are publicly traded if such investment constitutes less than one percent of the equity of such enterprise. Without implied limitation, the forgoing covenant shall include hiring or attempting to hire for or on behalf of any such Competitive Enterprise any officer or other employee of Sheridan or any Affiliate of Sheridan, encouraging any officer, Health Care Provider or employee to terminate his or her relationship or employment with Sheridan or any Affiliate of Sheridan, soliciting for or on behalf of any such Competitive Enterprise any client or customer (including any Medical Customer) of Sheridan or any Affiliate of Sheridan, and diverting to any Person, any client or business opportunity of Sheridan or any Affiliate of Sheridan.

            (b) In furtherance and not in limitation of the foregoing restrictions, during the Term of Employment and the Non-Competition Period, each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a non-competition provision shall not devote any time to consulting, lecturing or engaging in other self-employment or employment activities without the prior written consent of Sheridan.

            (c) This Section 5.16 shall survive the termination of this Agreement.

            5.17 Business Opportunities. Each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a business opportunities provision agrees, while he is employed by any of the Company and its Subsidiaries, to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he may discover, find, develop or otherwise have available to him in any field in which the Company or any of its Affiliates is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

            5.18 Confidentiality. (a) Each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a confidentiality provision acknowledges that the Management Investor has and will necessarily become informed of, and have access to, certain valuable and confidential information of the Company and its Affiliates, including, without limitation, trade secrets, technical information, plans, lists of patients, data, records, fee schedules, computer programs, manuals, processes, methods, intangible rights, contracts, agreements, licenses, personnel information and the identity of health care providers (collectively, the "Confidential Information"), and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Management Investor, is the Company's exclusive property to be held by the Management Investor in trust and solely for the Company's benefit. Accordingly, except as required by law, the Management Investor shall not, at any time, either during or subsequent to the Term of Employment, use, reveal, report, publish, copy, transcribe, Transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information which legally and legitimately is or becomes of general public knowledge from authorized sources other than the Management Investor.

            (b) Upon the termination of the Term of Employment, each Management Investor who is not a Senior Management Investor and who is not a party to a written employment agreement with the Company or any of its Subsidiaries that contains a confidentiality provision shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverable Confidential Information and all other materials relating to the Company's and its Subsidiaries' business which are in the Management Investor's possession or control.

            5.19 Effectiveness. This Agreement shall become effective on the Closing Date.

            IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

                                          VESTAR/CALVARY HOLDINGS, INC.


                                          By:  /s/  Robert L. Rosner
                                               ---------------------------------
                                               Name:  Robert L. Rosner


                                          SHERIDAN HEALTHCARE, INC.


                                          By:  /s/  Mitchell Eisenberg
                                               ---------------------------------
                                                 Name:  Mitchell Eisenberg


                                          VESTAR/CALVARY INVESTORS, LLC

                                          By: VESTAR CAPITAL PARTNERS III, L.P.,

                                          By: VESTAR ASSOCIATES III, L.P.,
                                                its General Partner

                                          By: VESTAR ASSOCIATES CORPORATION III,
                                                its General Partner


                                          By:  /s/  Robert L. Rosner
                                               ---------------------------------
                                                 Name:  Robert L. Rosner

                                          /s/ Mitchell Eisenberg
                                          --------------------------------------
                                          MITCHELL EISENBERG


                                          /s/ Lewis D. Gold
                                          --------------------------------------
                                          LEWIS D. GOLD

                                          /s/ Michael F. Schundler
                                          --------------------------------------
                                          MICHAEL F. SCHUNDLER

                                          /s/ Jay a. Martus
                                          --------------------------------------
                                          JAY A. MARTUS

                                          /s/ Gilbert L. Drozdow
                                          --------------------------------------
                                          GILBERT L. DROZDOW

                                                                    SCHEDULE 1

                                INITIAL OTHER
                             MANAGEMENT INVESTORS

GILBERT L. DROZDOW

                                                                       Exhibit B


                          Vestar/Calvary Holdings, Inc.

                             1999 Stock Option Plan

      SECTION 1. Purpose. The purposes of the Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan (the "Plan") are to promote the interests of Vestar/Calvary Holdings, Inc. and its stockholders by (i) attracting and retaining exceptional officers, key employees and outside directors of, and consultants to, the Company and its Subsidiaries and (ii) enabling such individuals to participate in the long-term growth and financial success of the Company.

      SECTION 2. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

            "Affiliate" shall mean any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company.

            "Award Agreement" shall mean any written agreement, contract, or other instrument or document evidencing any Option, which may, but need not, be executed or acknowledged by a Participant.

            "Board" shall mean the Board of Directors of the Company.


            "Change of Control" shall mean the earlier to occur of (x) the date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are defined in Section 13(d)(3) and 14(d)(2) of the Exchange Act), other than Vestar, or (y) the date of the sale, exchange or other disposition by Vestar and its Affiliates, in one or a series of transactions (including, without limitation, by way of merger, reorganization, recapitalization, consolidation, Public Offering (as defined in the Stockholders' Agreement), sale of capital stock or assets of Sheridan or any other Subsidiary of the Company or similar transaction that results in the disposition, directly or indirectly, of the equity interests of Vestar and its Affiliates (other than the Management Investors) in the Company) (collectively, an "Exit Transaction") of 70% or more of the sum of (1) their equity interest in the Company immediately following the Closing Date (as defined in the Stockholders'sAgreement) plus (2) any additional capital contributions to, or investments in, the Company made by any of Vestar and its Affiliates after the Closing Date (clauses (1) and (2), collectively, the "Aggregate Investment"); provided that, in the case of (y) either (A) the consideration received by Vestar and its Affiliates in the Exit Transaction for 70% or more of the Aggregate Investment is cash or securities that are distributed in kind to the limited partners of Vestar Capital Partners III, L.P. and its Affiliates or a combination thereof or (B) the Exit Transaction results in
      (i) designees of Vestar and its Affiliates not constituting a majority of the Board of Directors (or analogous governing body) of the Company and
      (ii) Vestar and its Affiliates not beneficially owning securities of the Company which constitute at least a majority of the voting power of all outstanding securities of the Company entitled to vote generally in the election of directors (or members of an analogous governing body) of the Company.

            "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

            "Committee" shall mean the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

            "Company" shall have the meaning specified in the Stockholders' Agreement.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Fair Market Value" shall have the meaning specified in the Stockholders' Agreement.

            "Management Investor" shall have the meaning specified in the Stockholders' Agreement.

            "Option" shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan.

            "Participant" shall mean any officer, key employee or outside director of, or consultant to, the Company or its Subsidiaries eligible for an Option under Section 5 of the Plan and selected by the Committee to receive an Option under the Plan.

            "Performance Option" shall mean an Option granted under the Plan which becomes exercisable, or for which the period of exercisability is accelerated, upon the satisfaction of certain performance criteria established by the Committee and set forth in the Award Agreement evidencing such option.

            "Person" shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

            "Plan" shall mean this Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan.

            "Rule 16b-3" shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

            "SEC" shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

            "Shares" shall mean (i) shares or units of Common Stock (as defined in the Stockholders' Agreement) or (ii) as may be determined by the Committee pursuant to Section 4(b).

            "Stockholders' Agreement" shall mean the Agreement, dated as of March 24, 1999, among the Company and the other parties identified therein.

            "Subsidiary" shall mean any entity that, directly or indirectly, is controlled by the Company.

            "Substitute Options" shall have the meaning specified in Section
      4(c).

            "Time Option" shall mean an Option granted under the Plan, which is not a Performance Option, and which becomes exercisable over time based on a Participant's continued employment with the Company or its Subsidiaries.

            "Vestar" shall mean Vestar Capital Partners III, L.P. and any of its Affiliates.

      SECTION 3. Administration. (a) The Plan shall be administered by the Committee. Subject to the terms of the Plan, any Award Agreement and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Options to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Options; (iv) determine the terms and conditions of any Option; (v) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Shares, other securities, other Options or other property, or canceled, forfeited, or suspended and the method or methods by which Options may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Options, other property, and other amounts payable with respect to an Option shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret, administer, reconcile any inconsistency, correct any default and/or supply any omission in the Plan and any instrument or agreement relating to, or Option made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

      (b) Unless otherwise expressly provided in the Plan and subject to the terms of any Award Agreement, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Option shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Option, and any holder of Shares.

      (c) No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option hereunder.

      SECTION 4. Shares Available for Options.

      (a) Shares Available. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Options may be granted under the Plan shall be 1,150,000; provided, however, that in no event shall the number of Shares subject to Time Options granted under the Plan exceed 666,667. If, after the effective date of the Plan, any Shares covered by an Option granted under the Plan, or to which such an Option relates, are forfeited, or if an Option has expired, terminated or been cancelled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such Option shall again be, or shall become, Shares with respect to which Options may be granted hereunder.

      (b) Adjustments. In the event that the Committee determines that any Exit Transaction, dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee in its discretion to be necessary or appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it in good faith deems equitable, adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Options may be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Options, and (iii) the exercise price with respect to any Option or, if deemed appropriate in connection with a Change of Control, make provision for an immediate cash payment to the holder of an outstanding Option in consideration for the cancellation of such Option in an amount equal to the excess, if any, of the Fair Market Value of the Shares subject to the Options over the aggregate exercise price of such Option.

      (c) Substitute Options. Options may be granted, in the discretion of the Committee, under the Plan in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines ("Substitute Options"). The number of Shares underlying any Substitute Options shall be counted against the aggregate number of Shares available for Options under the Plan.

      (d) Sources of Shares Deliverable Under Options. Any Shares delivered pursuant to an Option may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

      SECTION 5. Eligibility. Any officer, key employee or outside director of, or consultant to, the Company or any of its Subsidiaries (including any prospective officer or key employee) shall be eligible to be designated a Participant.

      SECTION 6. Stock Options.

      (a) Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price therefor and the conditions and limitations applicable to the exercise of the Option. None of the Options granted under the Plan are intended to meet the requirements of
Section 422 of the Code or any successor provision thereto.

      (b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement.

      (b) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or, with the consent of the Participant thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

      (c) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment shall be made in cash or by bank check or, subject to the consent of the Committee in its sole discretion, in Shares which have been owned by the Participant for at least six months, such Shares to be valued at their Fair Market Value as of the date of exercise.

      SECTION 7. Amendment and Termination.

      (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

      (b) Amendments to Options. The Committee may waive any conditions or rights under, amend any terms of, or alter any Option theretofore granted, prospectively or retroactively; provided that any such waiver, amendment or alteration that would impair the rights of any Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary. In addition, with the consent of any Participant, holder or beneficiary, the Company may suspend, discontinue, cancel or terminate any Option theretofore granted, prospectively or retroactively

      (c) Adjustment of Options Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the performance criteria applicable to outstanding Performance Options in the event of any extraordinary and nonrecurring events affecting the Company or its Subsidiaries, or the financial statements of the Company or its Subsidiaries, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines in good faith that such adjustments are necessary in order to prevent dilution or enlargement of rights under such Performance Options.

      SECTION 8. Change of Control. In the event of a Change of Control after the date of the adoption of this Plan, (i) any outstanding Time Options then held by Participants, which are unexercisable or otherwise unvested, shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such Change of Control and (ii) any outstanding Performance Options, whether exercisable or not, then held by Participants, shall continue to be governed by the terms of each such Participant's Award Agreement.

      SECTION 9. General Provisions.

      (a) Nontransferability.

      (i) Each Option shall be exercisable only by the Participant during the Participant's lifetime, or, if permissible under applicable law, by the Participant's legal guardian or representative. No Option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

      (ii) Notwithstanding the foregoing, the Committee may in the applicable Award Agreement evidencing an Option granted under the Plan or at any time thereafter in an amendment to an Award Agreement provide that Options granted hereunder may be transferred by the Participant to whom such Option was granted (the "Grantee") without consideration, subject to such rules as the Committee may adopt to preserve the purposes of the Plan, to:

            (A) the Grantee's spouse, children or grandchildren (including adopted and stepchildren and grandchildren) (collectively, the "Immediate Family");

            (B) a trust solely for the benefit of the Grantee and his or her Immediate Family; or

            (C) a partnership or limited liability company whose only partners or members are the Grantee and his or her Immediate Family members;

      (each transferee described in clauses (A), (B) and (C) above is hereinafter referred to as a "Permitted Transferee"); provided that the Grantee gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Grantee in writing that such a transfer would comply with the requirements of the Plan and any applicable Award Agreement evidencing the Option.

      The terms of any Option transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan or in an Award Agreement to an optionee, Grantee or Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Options, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Options unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines that such a registration statement or form is necessary or appropriate, (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, provided all required notices are given to the Grantee and (d) the consequences of termination of the Grantee's employment by, or services to, the Company or any of its Affiliates under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Grantee, following which the Options shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

      (b) No Rights to Options. No Participant or other Person shall have any claim to be granted any Option, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options. The terms and conditions of Options and the Committee's determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

      (c) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, any applicable Federal or state laws, and any applicable written agreements between Vestar and/or the Company and the Participants including, without limitation, the Stockholders' Agreement, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (d) Withholding.

            (i) A Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

            (ii) Notwithstanding any provision of this Plan to the contrary, in connection with the transfer of an Option to a Permitted Transferee pursuant to
Section 9(a) of the Plan, the Grantee shall remain liable for any withholding taxes required to be withheld upon the exercise of such Option by the Permitted Transferee.

      (e) Award Agreements. Each Option hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Option and any rules applicable thereto, including but not limited to the effect on such Option of the death, disability or termination of employment or service of a Participant, and the effect, if any, of such other events as may be determined by the Committee.

      (f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

      (g) No Right to Employment. The grant of an Option shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

      (h) No Rights as Stockholder. Subject to the provisions of the applicable Option, no Participant or holder or beneficiary of any Option shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

      (i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York.

      (j) Severability. If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, Person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

      (k) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Option if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration will violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Option shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Option granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal and any other applicable securities laws.

      (l) No Trust or Fund Created. Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Option, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

      (m) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Option, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

      (n) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

      SECTION 10. Term of the Plan.

      (a) Effective Date. The Plan shall be effective as of the date of its approval by the persons and/or entities who own, immediately after giving effect to the Effective Time (as defined in the Agreement and Plan of Merger dated as of March 24, 1999 among Vestar/Calvary Holdings, Inc., Vestar/Calvary, Inc. and Sheridan Heathcare, Inc.), more than 75% of the voting power of all outstanding stock of the Company, determined in a manner consistent with Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended and the proposed regulations promulgated thereunder. If such approval is not obtained, this Plan and any Options granted under the Plan shall be null and void and of no force and effect.

      (b) Expiration Date. No Option shall be granted under the Plan after December 31, 2009. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Option granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Option or to waive any conditions or rights under any such Option shall, continue after December 31, 2009.

      SECTION 11. Awards Subject to Stockholders' Agreement.

      Options granted under the Plan and any Shares delivered upon the exercise or settlement of any Options granted hereunder shall be subject to the Stockholders' Agreement. The terms and provisions of the Stockholders' Agreement as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and any terms or provisions of the Stockholders' Agreement, the applicable provisions of the Stockholders' Agreement will govern and prevail.

                                                                       Exhibit C

             VESTAR/CALVARY HOLDINGS, INC. 1999 STOCK OPTION PLAN

                          PERFORMANCE OPTION AGREEMENT

      THIS AGREEMENT (the "Agreement"), is made effective as of the _____ day of _____, 199_, (hereinafter called the "Date of Grant")1/, between Vestar/Calvary Holdings, Inc., a Delaware corporation (hereinafter called the "Company"), and _______ (hereinafter called the "Participant"):

                                R E C I T A L S:

      WHEREAS, the Company has adopted the Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

      WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the "Option") to the Participant pursuant to the Plan and the terms set forth herein.

      NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

      1. Grant of the Option. The Company hereby grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of ______ Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the "Exercise Price") shall be the per share price paid by the Company or one of its Subsidiaries for shares of common stock of Sheridan Healthcare, Inc. ("Sheridan") in the Offer referred to in the Agreement and Plan of Merger dated March 24 , 1999 among the Company, Sheridan and Vestar/Calvary, Inc. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

      2. Vesting. At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the "Vested Portion."

----------
(1)The Date of Grant will be the Effective Time under the Merger Agreement.

      (a) Time Vesting.

      Subject to paragraphs (b), (c) and (d) of this Section 2, the Option shall vest and become exercisable in full on the ninth anniversary of the purchase of shares of common stock of Sheridan pursuant to the Offer (the date of such purchase being the "Purchase Date").

      (b) Accelerated Vesting Based Upon Performance.

            (i) Subject to the Participant's continued employment with the Company, the Option shall vest and become exercisable on an accelerated basis with respect to up to twenty-five percent (25%) of the Shares initially covered by the Option (such 25% being referred to as the "Scheduled Accelerated Vesting Shares") on each of the first, second, third and fourth anniversaries of the Purchase Date (each an "Accelerated Vesting Date") as follows:

                  (A) With respect to each Accelerated Vesting Date, 100% of the Scheduled Accelerated Vesting Shares will vest if the Value of Common Equity Per Share (as defined in Exhibit A) as of the last day of the fiscal year ending immediately prior to the applicable Accelerated Vesting Date (such last day of the fiscal year being referred to as the "Determination Date") equals or exceeds the Maximum Annual Price Target (described below) for such Determination Date;

                  (B) With respect to each Accelerated Vesting Date, 0% of the Scheduled Accelerated Vesting Shares will vest if the Value of Common Equity Per Share as of the applicable Determination Date is less than or equal to the Minimum Annual Price Target (described below) for such Determination Date; and

                  (C) With respect to each Accelerated Vesting Date, if the Common Equity Per Share as of the Determination Date is less than the Maximum Annual Price Target and greater than the Minimum Annual Price Target for such Determination Date, then the number of Scheduled Accelerated Vesting Shares which shall vest will equal the product of (x) 100% of the Scheduled Accelerated Vesting Shares times (y) the Proration Fraction. The Proration Fraction shall equal the quotient obtained by dividing (A) the excess of the Value of Common Equity Per Share as of the Determination Date over the Minimum Annual Price Target for such Determination Date by (B) the excess of the Maximum Annual Price Target as of the Determination Date over the Minimum Annual Price Target for such Determination Date.

            (ii) In the event that the Option does not vest on an accelerated basis with respect to all of the Scheduled Accelerated Vesting Shares on an Accelerated Vesting Date solely as a result of the failure to achieve or exceed the applicable Maximum Annual Price Target, then the number of Scheduled Vesting Shares with respect to which the Option did not vest on an accelerated basis (the "Missed Shares"), will be available for vesting on the next succeeding Accelerated Vesting Date only (the "Make-Up Vesting Date") as follows: The number of Missed Shares, if any, which will vest on an accelerated basis on the Make-Up Vesting Date will equal the excess, if any, of (x) the number of Scheduled Accelerated Vesting Shares which vest on an accelerated basis on the Make-Up Vesting Date pursuant to Section 2(b)(i) above over (y) the number of Scheduled Accelerated Vesting Shares which actually vested on an accelerated basis on the immediately preceding Accelerated Vesting Date.


                       Determination   Minimum               Maximum
Vesting Date           Date            Annual Price Target   Annual Price Target
------------           ----            -------------------   -------------------
1st anniversary of     FY Ending
Purchase Date          12/31/99        $10.18                $10.64

2nd anniversary of     FY Ending
Purchase Date          12/31/00        $12.21                $13.83

3rd anniversary of     FY Ending
Purchase Date          12/31/01        $14.65                $17.98

4th anniversary of     FY Ending
Purchase Date          12/31/02        $17.58                $23.37

5th anniversary of     FY Ending       $21.10                $30.38
Purchase Date          2/31/03
(Used for 4th
anniversary
missed shares only)



      The determination of the Value of Common Equity Per Share for each fiscal year shall be made by the Board in good faith based upon, and immediately following receipt of, the audited financial statements for such fiscal year and will be calculated (after giving effect to the issuance of all Time Options and all Performance Options which have previously vested or which will vest in such fiscal year) pursuant to the methodology outlined in Exhibit A.

      (c) Termination of Employment

      If the Participant's employment with the Company is terminated for any reason, the Option shall, to the extent not then vested, be cancelled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a); provided that if the Participant's employment is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant's death or Disability (as each such term is defined in Section 3(a) below), and the Minimum Annual Price Target for the Determination Date applicable to the next succeeding Accelerated Vesting Date is exceeded as of such Determination Date, then the Option shall, upon the Board's determination that the Minimum Annual Price Target for such Determination Date has been exceeded, become vested with respect to, and the Vested Portion of the Option shall include a number of Shares (the "Termination Shares") equal to the sum of:

            (i) the product of (A) the number of Scheduled Accelerated Vesting Shares that would otherwise have vested pursuant to Section 2(b)(i) had the Participant remained employed by the Company through the next succeeding Accelerated Vesting Date times (B) a fraction, the numerator of which is the number of days that passed since the immediately preceding Accelerated Vesting Date through and including the date of the Participant's termination of employment and the denominator of which is 365 (the "Termination Fraction"); plus

            (ii) If there were Missed Shares with respect to the immediately preceding Accelerated Vesting Date, the product of (A) the number of Missed Shares that would otherwise have vested pursuant to Section 2(b)(ii) had the Participant remained employed by the Company through the next succeeding Accelerated Vesting Date times (B) the Termination Fraction.

      (d) Change of Control.

      Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control, the Option shall, to the extent not previously cancelled, immediately become vested and exercisable with respect to the Scheduled Accelerated Vesting Shares for any remaining future Accelerated Vesting Dates, if, and only if, in connection with the Change of Control, Vestar receives aggregate proceeds, in cash, securities or a combination of cash and securities, having an aggregate Fair Market Value in an amount equal to or in excess of the product of (i) Vestar's Aggregate Investment (as defined below) times (ii) the Minimum Investment Multiple (as defined below) applicable to the fiscal year of the Company in which such Change of Control occurs; provided that, securities received by Vestar shall be taken into account for purposes hereof only if such securities are distributed by Vestar, in kind, to its limited partners.

      For purposes of this Agreement:

      "Vestar's Aggregate Investment" shall mean the total amount of capital invested by Vestar in the Company and its Subsidiaries, including investments made in connection with the Offer, the Merger contemplated by the Merger Agreement, or otherwise; and

      "Minimum Investment Multiple" shall mean with respect to the Company's fiscal years ending December 31, 1999 through December 31, 2003 as follows:


FY In Which Change of Control Occurs       Minimum Investment Multiple
------------------------------------       ---------------------------

            1999                                1.22
            2000                                1.66
            2001                                2.12
            2002                                2.50
            2003                                3.26


      For purposes of this Section 2(d), "Fair Market Value"shall mean, solely with respect to securities distributed by Vestar to its limited partners, the value of such securities as reported by Vestar to such limited partners.

      3. Exercise of Option.

      (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

            (i) the tenth anniversary of the Date of Grant;

            (ii) six months following the date of the Participant's termination of employment as a result of death or Disability and, with respect to the Termination Shares, if applicable, 30 days after the determination of the number of Termination Shares, if later;

            (iii) ninety days following the date of the Participant's termination of employment by the Company without Cause (other than as a result of death or Disability) or by the Participant for Good Reason and, with respect to the Termination Shares, if applicable, 30 days after the determination of the number of Termination Shares, if later; and

            (iv) the date of the Participant's termination of employment by the Company for Cause or by the Participant without Good Reason.

            For purposes of this Agreement:

            "Cause" shall mean "cause" as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, "Cause" shall exist if a Participant has (i) committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against Vestar, Sheridan, the Company or any Subsidiary or a felony involving the business, assets, customers or clients of Vestar, Sheridan, the Company or any Subsidiary or has been convicted by a court of competent jurisdiction or has plead guilty or nolo contendere to any other felony; (ii) committed a material breach of any written confidentiality, non-compete, non-solicitation or business opportunity covenant contained in any agreement entered into by the Participant and Vestar, Sheridan, the Company or any of their Affiliates; (iii) substantially failed to perform the Participant's duties to Sheridan, the Company or any Subsidiary, including by committing a material breach of any written covenant contained in any agreement entered into by the Participant and Vestar, Sheridan, the Company or any Subsidiary (other than a confidentiality, non-compete, non-solicitation or business opportunity covenant), which failure or breach has not been remedied within a reasonable time specified by Sheridan (it being understood that Sheridan can act on behalf of its Affiliates) that is not less than thirty (30) days after delivery to the Participant by Sheridan of written notice thereof; or (iv) breached the Participant's obligations pursuant to Sheridan's, the Company's or any Subsidiary's substance abuse policy;

            "Disability" shall mean "disability" as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, as defined in Sheridan's long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant's becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Participant's duties to Sheridan, the Company or any Subsidiary;

            "Good Reason" shall mean, if the Participant has entered into an employment agreement with Sheridan, the Company or any of its Subsidiaries which is in effect as of the Date of Grant, the occurrence of such events which, under the terms of such employment agreement (as the same may be amended in accordance with the terms thereof), would expressly enable the Participant to resign from employment and be treated under such employment agreement as though the Participant's employment had been terminated by the Company without "cause" or, if the employment agreement does not include such provisions or if there shall be no such employment agreement, "Good Reason" shall mean: (i) Sheridan, the Company or any Subsidiary has failed to pay the Participant his salary; (ii) the office where the Participant performs his duties is moved more than 30 miles from where the Participant performed the Participant's duties on the Date of Grant; (iii) a substantial reduction of the Participant's base salary (other than an across the board reduction similarly affecting other comparable employees of Sheridan, the Company or its Subsidiaries) or a substantial diminution of the Participant's duties, which, in each case, has not been remedied within a reasonable time specified by the Participant that is not less than thirty (30) days after delivery to Sheridan of written notice describing the event constituting Good Reason; and

            "Vestar" shall mean, solely for purposes of the Cause definition, Vestar Capital Partners III, L.P.

            (b) Method of Exercise.

                  (i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price shall be made in cash or, subject to the consent of the Committee, in Shares which have been owned by the Participant for at least six months, such Shares to be valued at their Fair Market Value as of the date of exercise.

                  (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with appliicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

                  (iii) Upon the Company's determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant's name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

                  (iv) In the event of the Participant's death, the Vested Portion of the Option shall remain exercisable by a Permitted Transferee, the Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

                  (v) As a condition to exercising the Option, the Participant shall become a party to the Stockholders' Agreement.

            4. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

            5. Legend on Certificates. To the extent provided by the Stockholders' Agreement, the certificates representing the Shares purchased by exercise of the Option shall contain a legend stating that they are subject to the Stockholders' Agreement and may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause an additional legend or legends to be put on any such certificates to make appropriate reference to such other restrictions.

            6. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant's lifetime, the Option is exercisable only by the Participant.

            Notwithstanding the foregoing, the Participant may transfer all or any portion of the Option to a Permitted Transferee in accordance with Section 9(a)(ii) of the Plan.

            7. Withholding. A Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

            8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

            9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

            10. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            11. Option Subject to Plan and Stockholders' Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders' Agreement. The Option is subject to the Plan and the Stockholders' Agreement. The terms and provisions of the Plan and the Stockholders' Agreement as they may be amended from time to time in accordance with their respective terms are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders' Agreement, the applicable terms and provisions of the Plan or the Stockholders' Agreement, as applicable, will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders' Agreement, the applicable terms and provisions of the Stockholders' Agreement will govern and prevail.

            12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


                                    VESTAR/CALVARY HOLDINGS, INC.


                                    By:
                                       ---------------------------

Agreed and acknowledged as of the date first above written:



-------------------------

                            SHERIDAN HEALTHCARE, INC.

                                    EXHIBIT A

             METHODOLOGY FOR DETERMINING WHETHER PERFORMANCE OPTIONS
                       ARE SUBJECT TO ACCELERATED VESTING

STEP 1: CALCULATE PRO FORMA EBITDA. Upon receipt of audited financial statements for the year, the Company shall calculate (and the Board of Directors shall review and approve) EBITDA in good faith pro forma to give effect to all acquisitions and divestitures completed during the year as if they had occurred on January 1 of such year.

STEP 2: CALCULATE TOTAL ENTERPRISE VALUE. Multiply Pro Forma EBITDA (calculated in Step 1) by 7.5.

STEP 3: CALCULATE VALUE OF COMMON EQUITY. From Total Enterprise Value (calculated in Step 2), deduct year-end balances for Total Debt and Other Obligations, add year-end balance for Total Cash and add Total Option Proceeds. For purposes of this calculation, Other Obligations includes any debt-like instruments such as acquisition-related non-compete, consulting or stock price guarantee payments as well as non-convertible preferred stock and out-of-the-money convertible securities. Total Option Proceeds should include options proceeds related to i) all time-based options (whether or not vested),
ii) all performance-based options that have vested in prior years and iii) all performance-based options that vest in current year.

STEP 4: CALCULATE ENDING FULLY-DILUTED SHARES. Add the following : i) The number of shares outstanding at the beginning of the year, ii) shares issued in current year for any reason, including those related to acquisitions, iii) all time-based options (whether or not vested), iv) all performance-based options that vest in prior years or in the current year, v) shares associated with in-the-money convertible preferred stock and vi) shares associated with other in-the-money common stock equivalents including, but not limited to, warrants and any other options.

STEP 5: CALCULATE VALUE OF COMMON EQUITY PER SHARE. Divide Value of Common Equity (calculated in Step 3) by Ending Fully-Diluted Shares (calculated in Step
4). In Step 6, this number will be compared with the maximum and minimum targets listed below to determine how many (if any) performance-based options vest in current year.

STEP 6: DETERMINE HOW MANY PERFORMANCE BASED OPTIONS VEST IN CURRENT YEAR. Multiply the number of options eligible for accelerated vesting in current year pursuant to the Performance Option Plan by i) if the Value of Common Equity per Share (Step 5) is greater than or equal to current year's Maximum Annual Price Target, 100%; ii) if the Value of Common Equity per Share is less than or equal to current year's Minimum Annual Price Target, 0%; iii) if the Value of Common Equity per Share is between current year's Minimum and Maximum Annual Price Targets, the quotient calculated by dividing (A) excess of the Value of Common Equity per Share over current year's Minimum Annual Price Target by (B) the excess of current year's Maximum Annual Price Target over current year's Minimum Annual Price Target.

                    Minimum Annual Price     Maximum Annual Price Target
    Year                   Target
    ----------      --------------------     -----------------------------
    1999                 $10.18                        $10.64
    2000                  12.21                         13.83
    2001                  14.65                         17.98
    2002                  17.58                         23.37
    2003                  21.10                         30.38

                            SHERIDAN HEALTHCARE, INC.

                                    EXHIBIT A

            ILLUSTRATIVE METHOD FOR CALCULATING WHETHER OPTIONS VEST
                        PURSUANT TO PERFORMANCE MEASURES


                                                              ======================================================================
                                                                   1999           2000           2001           2002           2003
                                                              ---------------------------------------------------------------------
Pro Forma EBITDA (a)                                          $    32.1      $    40.7      $    52.7      $    66.9      $    82.8
EBITDA Multiple (x) (b)                                             7.5            7.5            7.5            7.5            7.5
                                                              ---------------------------------------------------------------------
   Total Enterprise Value                                     $   240.8      $   304.9      $   395.1      $   501.9      $   621.3

Less: Total Debt & Other Obligations (c)                         (134.9)        (161.2)        (186.0)        (215.6)        (252.6)
Plus: Cash & Option Proceeds (d)                                    7.3            8.4            9.5           10.6           10.6
                                                              ---------------------------------------------------------------------
   Value of Common Equity                                     $   113.1      $   152.1      $   218.6      $   296.9      $   379.3

Beginning # of Shares                                             7.317         10.105         10.225         10.346         10.467
Share Issuances for Acquisitions                                  2.000          0.000          0.000          0.000          0.000
Time-Based Options (e)                                            0.667          0.000          0.000          0.000          0.000
Performance Options Vested (f)                                    0.121          0.121          0.121          0.121          0.000
Shares Associated With In-the-Money Convertible Securities        0.000          0.000          0.000          0.000          0.000
Other Common Stock Equivalents                                    0.000          0.000          0.000          0.000          0.000
                                                              ---------------------------------------------------------------------
Ending Fully Diluted Shares                                      10.105         10.225         10.346         10.467         10.467

Value of Common Equity Per Share                              $   11.20      $   14.88      $   21.13      $   28.37      $   36.24
   % appreciation                                                  42.1%          32.9%          42.0%          34.3%          27.7%

ANNUAL PRICE TARGET FOR MAXIMUM OPTION VESTING (g)            $   10.64      $   13.83      $   17.98      $   23.37      $   30.38
   % APPRECIATION                                                  30.0%          30.0%          30.0%          30.0%          30.0%

ANNUAL PRICE TARGET FOR MINIMUM OPTION VESTING (h)            $   10.18      $   12.21      $   14.65      $   17.58      $   21.10
   % APPRECIATION                                                  20.0%          20.0%          20.0%          20.0%          20.0%



(a) Represents full year EBITDA adjusted to give effect to all current year acquisitions and divestitures as if they occurred on January 1.

(b) For purposes of calculating Total Enterprise Value at the end of any year, the EBITDA multiple shall be 7.5x.

(c) Other Obligations include any debt-like instruments such as acquisition-related noncompete, consulting or stock price guarantee payments as well as non-convertible preferred stock and out-of-the-money convertible securities.

(d) Option proceeds assume exercise of all vested in-the-money options, including those options available for current year vesting. In this example, assumes all options have exercise price of $9.25.

(e) For purposes of calculating value of common equity per share on this schedule, all time-based options are deemed vested and exercised.

(f) 483,333 performance options are available for grant. At Closing, 333,333 of such options will be granted to existing members of management. The remaining 150,000 options will be reserved for future grant. This example assumes that all 483,333 are granted.

(g) Assumes a June 30, 1999 closing. If calculated value of common equity per share exceeds the maximum annual share price target for that year, then 100% of eligible options will vest (0.121 million in this example).

(h) Assumes a June 30, 1999 closing. If calculated value of common equity per share is below the minimum annual share price target for that year, then 0% of eligible options will vest (0.000 million in this example).

                                                                       Exhibit D

             VESTAR/CALVARY HOLDINGS, INC. 1999 STOCK OPTION PLAN

                              TIME OPTION AGREEMENT

      THIS AGREEMENT (the "Agreement"), is made effective as of the _____ day of _____, 199_, (hereinafter called the "Date of Grant")1/, between Vestar/Calvary Holdings, Inc., a Delaware corporation (hereinafter called the "Company"), and _______ (hereinafter called the "Participant"):


                                R E C I T A L S:


      WHEREAS, the Company has adopted the Vestar/Calvary Holdings, Inc. 1999 Stock Option Plan (the "Plan"), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

      WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the "Option") to the Participant pursuant to the Plan and the terms set forth herein.


      NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

      1. Grant of the Option. The Company hereby grants to the Participant the right and option (the "Option") to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of ______ Shares, subject to adjustment as set forth in the Plan. The purchase price of the Shares subject to the Option (the "Exercise Price") shall be the per share price paid by the Company or one of its Subsidiaries for shares of common stock of Sheridan Healthcare, Inc. ("Sheridan") in the Offer referred to in the Agreement and Plan of Merger dated March 24, 1999 among the Company, Sheridan and Vestar/Calvary, Inc. The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

      2. Vesting. At any time, the portion of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the "Vested Portion."

--------
(1)The Date of Grant will be the Effective Time under the Merger Agreement.

      (a) Time Vesting.

      Subject to paragraphs (b) and (c) of this Section 2, the Option shall vest and become exercisable with respect to twenty percent (20%) of the Shares initially covered by the Option on each of the first, second, third, fourth and fifth anniversaries (each such anniversary being a "Vesting Date") of the purchase of shares of common stock of Sheridan pursuant to the Offer.

      (b) Termination of Employment.

      If the Participant's employment with the Company is terminated for any reason, the Option shall, to the extent not then vested, be cancelled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a); provided that if the Participant's employment is terminated by the Company without Cause, by the Participant for Good Reason or due to the Participant's death or Disability, the Option shall, as of the date of such termination, become vested with respect to, and the Vested Portion of the Option shall include, that portion of the Option which would otherwise have vested on the next Vesting Date.

      (c) Change of Control.

      Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Change of Control the Option shall, to the extent not then vested and not previously canceled, immediately become fully vested and exercisable.

      3. Exercise of Option.

      (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

            (i) the tenth anniversary of the Date of Grant;

            (ii) six months following the date of the Participant's termination of employment as a result of death or Disability;

            (iii) ninety days following the date of the Participant's termination of employment by the Company without Cause (other than as a result of death or Disability) or by the Participant for Good Reason; and

            (iv) the date of the Participant's termination of employment by the Company for Cause or by the Participant without Good Reason.

            For purposes of this Agreement:

            "Cause" shall mean "cause" as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, "Cause" shall exist if a Participant has (i) committed an act of fraud, embezzlement, misappropriation or breach of fiduciary duty against Vestar, Sheridan, the Company or any Subsidiary or a felony involving the business, assets, customers or clients of Vestar, Sheridan, the Company or any Subsidiary or has been convicted by a court of competent jurisdiction or has plead guilty or nolo contendere to any other felony; (ii) committed a material breach of any written confidentiality, non-compete, non-solicitation or business opportunity covenant contained in any agreement entered into by the Participant and Vestar, Sheridan, the Company or any of their Affiliates; (iii) substantially failed to perform the Participant's duties to Sheridan, the Company or any Subsidiary, including by committing a material breach of any written covenant contained in any agreement entered into by the Participant and Vestar, Sheridan, the Company or any Subsidiary (other than a confidentiality, non-compete, non-solicitation or business opportunity covenant), which failure or breach has not been remedied within a reasonable time specified by Sheridan (it being understood that Sheridan can act on behalf of its Affiliates) that is not less than thirty
      (30) days after delivery to the Participant by Sheridan of written notice thereof; or (iv) breached the Participant's obligations pursuant to Sheridan's, the Company's or any Subsidiary's substance abuse policy;

            "Disability" shall mean "disability" as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Date of Grant (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, as defined in Sheridan's long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant's becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Participant's duties to Sheridan, the Company or any Subsidiary;

            "Good Reason" shall mean, if the Participant has entered into an employment agreement with Sheridan, the Company or any of its Subsidiaries which is in effect as of the Date of Grant, the occurrence of such events which, under the terms of such employment agreement (as the same may be amended in accordance with the terms thereof), would expressly enable the Participant to resign from employment and be treated under such employment agreement as though the Participant's employment had been terminated by the Company without "cause" or, if the employment agreement does not include such provisions or if there shall be no such employment agreement, "Good Reason" shall mean: (i) Sheridan, the Company or any Subsidiary has failed to pay the Participant his salary; (ii) the office where the Participant performs his duties is moved more than 30 miles from where the Participant performed the Participant's duties on the Date of Grant; (iii) a substantial reduction of the Participant's base salary (other than an across the board reduction similarly affecting other comparable employees of Sheridan, the Company or its Subsidiaries) or a substantial diminution of the Participant's duties, which, in each case, has not been remedied within a reasonable time specified by the Participant that is not less than thirty (30) days after delivery to Sheridan of written notice describing the event constituting Good Reason; and

            "Vestar" shall mean, solely for purposes of the Cause definition, Vestar Capital Partners III, L.P.


      (b) Method of Exercise.

      (i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that, the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by payment in full of the Exercise Price. The payment of the Exercise Price shall be made in cash or, subject to the consent of the Committee, in Shares which have been owned by the Participant for at least six months, such Shares to be valued at their Fair Market Value as of the date of exercise.

      (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

      (iii) Upon the Company's determination that the Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant's name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

      (iv) In the event of the Participant's death, the Vested Portion of the Option shall remain exercisable by a Permitted Transferee, the Participant's executor or administrator, or the person or persons to whom the Participant's rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

      (v) As a condition to exercising the Option, the Participant shall become a party to the Stockholders' Agreement.

      4. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

      5. Legend on Certificates. To the extent provided by the Stockholders' Agreement, the certificates representing the Shares purchased by exercise of the Option shall contain a legend stating that they are subject to the Stockholders' Agreement and may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause an additional legend or legends to be put on any such certificates to make appropriate reference to such other restrictions.

      6. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant's lifetime, the Option is exercisable only by the Participant

      Notwithstanding the foregoing, the Participant may transfer all or any portion of the Option to a Permitted Transferee in accordance with Section 9(a)(ii) of the Plan.

      7. Withholding. A Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of an Option, its exercise or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

      8. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

      9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

      10. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

      11. Option Subject to Plan and Stockholders' Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders' Agreement. The Option is subject to the Plan and the

Stockholders' Agreement. The terms and provisions of the Plan and the Stockholders' Agreement as they may be amended from time to time in accordance with their respective terms are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders' Agreement, the applicable terms and provisions of the Plan or the Stockholders' Agreement, as applicable, will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders' Agreement, the applicable terms and provisions of the Stockholders' Agreement will govern and prevail.

      12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement.


                                    VESTAR/CALVARY HOLDINGS, INC.


                                    By:
                                        ------------------------------


Agreed and acknowledged as of the date
first above written:


------------------------------